    As filed with the Securities and Exchange Commission on January 2, 2003


                                                    Registration No. 333-101529


================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO


                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                            IBERIABANK Corporation
            (Exact name of registrant as specified in its charter)

             Louisiana                              6711                         72-1280718
   (State or other jurisdiction         (Primary Standard Industrial          (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)       Identification Number)

                         1101 East Admiral Doyle Drive
                          New Iberia, Louisiana 70560
                                (337) 365-2361
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

             Copy to:                           DARYL G. BYRD                            Copy to:
      ANTHONY J. CORRERO, III           1101 East Admiral Doyle Drive               RAYMOND A. TIERNAN
  Correro Fishman Haygood Phelps         New Iberia, Louisiana 70560      Elias, Matz, Tiernan & Herrick, L.L.P.
    Walmsley & Casteix, L.L.P.                 (337) 521-4003                      735 15th Street, N.W.
46th Floor, 201 St. Charles Avenue   (Name, address, including zip code,                12th Floor
 New Orleans, Louisiana 70170-4600     and telephone number, including            Washington, D.C. 20005
                                      area code, of agent for service)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon the date of the shareholders' meeting of Acadiana Bancshares, Inc. described in this registration statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



                               -----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

No person has been authorized to give any information or to make any representations other than those contained here. All information concerning IBKC has been furnished by IBKC and all information herein concerning Acadiana has been furnished by Acadiana. IBKC has represented and warranted to Acadiana, and Acadiana has represented and warranted to IBKC, that the particular information each has provided is true and complete.





                           ACADIANA BANCSHARES, INC.



              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS


                         TO BE HELD FEBRUARY 14, 2003



                            IBERIABANK CORPORATION



                                  PROSPECTUS



                                 COMMON STOCK



Dear Shareholder:



   We are having a special meeting of our shareholders on February 14, 2003 at 1:00 p.m., local time, in the Les Saisons Room at A'la Carte, located at 301 Heymann Boulevard, Lafayette, Louisiana. The official notice of the meeting is on the following page.



   At the meeting we will ask you to approve an agreement that will result in the merger of our company into IBERIABANK Corporation, whose stock trades on the NASDAQ Stock Market under the symbol IBKC. Our subsidiary, LBA Savings Bank, will also merge into IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation.



   If the merger takes place, each outstanding share of common stock of Acadiana will be converted into a combination of $7.88 cash and $31.50 in IBERIA common stock based on the average closing price during a specified measurement period, except that the number of shares of IBERIA common stock you receive for each of your shares of your company will not be less than .6848 shares and not more than .9265 shares of IBERIA common stock, subject to possible adjustments.



   On December 27, 2002, the closing sales price of a share of IBERIA's common stock on the NASDAQ Stock Market was $39.25 and, based on that price, and assuming none of the possible adjustments applies, you would receive 0.8025 shares of IBERIA common stock and $7.88 cash for each of your shares of Acadiana. Of course, there is no assurance as to the market value of IBERIA's common stock on the date the proposed merger is consummated.



   This document is both a proxy statement of Acadiana in connection with the transactions and a prospectus of IBERIA with respect to the shares of its common stock to be issued if the merger is completed. IBERIA is registering up to 1,152,528 shares of its common stock which may be issued in connection with the merger.



   Your board of directors approved the agreement and believes it is in the best interests of shareholders. The board of directors recommends that you vote for the agreement and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.



                                          Very truly yours,



                                          [SIGNATURE OF GERALD G. REAUX, JR.


                                          APPEARS HERE]

                                          --------------------------------------

                                          Chairman of the Board, President


                                          and Chief Executive Officer



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OF IBERIABANK CORPORATION OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



   The date of this Proxy Statement and Prospectus is January 6, 2003 and is first being mailed to shareholders of Acadiana on or about January 10, 2003.

                           ACADIANA BANCSHARES, INC.
                           200 WEST CONGRESS STREET
                          LAFAYETTE, LOUISIANA 70501

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana



January 10, 2003



   A special meeting of shareholders of Acadiana Bancshares, Inc. will be held on February 14, 2003 at 1:00 p.m., local time, in the Les Saisons Room at A'La Carte, located at 301 Heymann Boulevard, Lafayette, Louisiana, to vote upon the following matters:



      1. A proposal to approve an Agreement and Plan of Merger pursuant to which, among other things, Acadiana will merge into IBERIABANK Corporation, and on the effective date of the merger each outstanding share of common stock of Acadiana will be converted into the right to receive $7.88 in cash and $31.50 in IBERIA common stock based on the average closing price during a specified measurement period, but not less than .6848 nor more than .9265 shares of IBERIA common stock, subject to adjustment as determined in accordance with the terms of the merger agreement;


      2. A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

      3. Such other matters as may properly come before the meeting or any adjournments thereof.


   Only shareholders of record at the close of business on December 31, 2002, are entitled to notice of and to vote at the meeting.



   Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the merger is effected upon approval by less than eighty percent of the total voting power of Acadiana.


   Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to Acadiana's Secretary at any time prior to the voting thereof.

                                          By Order of the Board of Directors

                                          [SIGNATURE OF GERALD G. REAUX, JR.
                                            APPEARS HERE]

                                          ______________________________________
                                          Gerald G. Reaux, Jr., Chairman of the
                                                         Board,
                                          President and Chief Executive Officer

                               TABLE OF CONTENTS


                                                                       Page
                                                                       ----
QUESTIONS AND ANSWERS ABOUT THE MERGER................................   1
SUMMARY...............................................................   2
SELECTED FINANCIAL DATA OR ACADIANA...................................   6
SELECTED FINANCIAL DATA OF IBERIA.....................................   7
COMPARATIVE PER SHARE DATA............................................   8
RECENT MARKET PRICES..................................................   8
WHERE YOU CAN FIND MORE INFORMATION...................................   9
INTRODUCTORY STATEMENT................................................  11
   General............................................................  11
   Purpose of the Meeting.............................................  11
   Shares Entitled to Vote; Quorum; Vote Required.....................  11
   Solicitation, Voting and Revocation of Proxies.....................  12
THE MERGER AGREEMENT..................................................  12
   Background of and Reasons for the Merger Agreement.................  12
   Opinion of Acadiana's Financial Advisor............................  14
   Conversion of Acadiana Common Stock................................  22
   Effective Date.....................................................  23
   Procedure for Exchanging Certificates..............................  23
   Treatment of Acadiana Stock Options................................  23
   Conditions to the Merger...........................................  24
   Conduct of Business Prior to the Effective Date....................  25
   Waiver, Amendment and Termination..................................  27
   Interests of Certain Persons.......................................  27
       Indemnification and Insurance..................................  27
       Consulting Agreement...........................................  28
       Severance Payments.............................................  28
       Stock Options..................................................  28
       Directors' and Officers' Commitments...........................  28
       Employee Benefits..............................................  28
   Expenses...........................................................  29
   Status Under Federal Securities Laws; Restrictions on Resales......  29
THE STOCK OPTION AGREEMENT............................................  29
FEDERAL INCOME TAX CONSEQUENCES.......................................  30
DISSENTERS' RIGHTS....................................................  31
INFORMATION ABOUT ACADIANA............................................  33
INFORMATION ABOUT IBERIA..............................................  33
ADJOURNMENT OF THE SPECIAL MEETING....................................  33
LEGAL MATTERS.........................................................  33
EXPERTS...............................................................  34
OTHER MATTERS.........................................................  34
SHAREHOLDER PROPOSALS FOR THE ACADIANA 2003 ANNUAL MEETING............  34
IBERIABANK CORPORATION AND ACADIANA BANCSHARES, INC. PRO FORMA
  COMBINED FINANCIAL INFORMATION...................................... F-1
Appendix A--Fairness Opinion of Triangle Capital Partners, LLC........ A-1
Appendix B--Agreement and Plan of Merger, dated as of September 22,
  2002, by and between IBERIABANK Corporation and Acadiana
  Bancshares, Inc..................................................... B-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Who are the parties to the merger?

A: Acadiana Bancshares, Inc. will merge into IBERIABANK Corporation. After the merger, Acadiana will cease to exist and IBERIA will continue as the surviving corporation.
Q:  What am I being asked to vote on?

A: You are being asked to vote on the merger. We cannot complete the merger unless the holders of at least two-thirds of the Acadiana stock present at the shareholders meeting vote to approve it.
Q:  If the merger is completed, what will I receive?


A: If the merger is completed, each share of Acadiana common stock owned by you will be converted into the right to receive $7.88 in cash and $31.50 in shares of common stock of IBERIA, subject to adjustment, as described under the heading "Conversion of Acadiana Common Stock" on page 22 of this document.

Q:  How many shares of IBERIA common stock will I receive in the merger?

A: You will receive between 0.6848 and 0.9265 shares of IBERIA common stock for each share of Acadiana common stock that you hold at the time of the merger, depending on the average market price of IBERIA common stock during a specified period of ten trading days. If this average price is $34.00 or less, you will receive 0.9265 shares of IBERIA common stock for each shares of Acadiana common stock that you own. If this average price equals or exceeds $46.00, you will receive 0.6848 shares of IBERIA common stock. If this average price is greater than $34.00 and less than $46.00, you will receive a number of shares of IBERIA common stock between 0.6848 and 0.9265.

There is one potential adjustment to the mix of cash and stock you will receive. If the total number of shares that all Acadiana shareholders will receive is more than 19.9% of IBERIA's common stock, the total number of shares would be reduced to 19.9% and the cash amount would increase.
Q:  When will the merger be completed?

A: Assuming we receive the required approvals, we expect the merger to be completed during the first quarter of 2003.
Q:  How can I vote if I do not plan to attend the special meeting?


A: You should read this document carefully and then mail your signed proxy card approving, disapproving or abstaining on the merger in the enclosed return envelope as soon as possible.

Q:  Should I send in my stock certificates now?

A: No. Promptly after completion of the merger, a letter of transmittal, together with instructions for the exchange of Acadiana common stock certificates for IBERIA common stock certificates and cash will be mailed to each shareholder of record of Acadiana on the effective date of the merger. You should not send in your stock certificates until you have received the letter of transmittal.
Q:  Where can I get more information about IBERIA and the merger?


A: You may obtain more information about IBERIA and the merger in this document and in the other sources listed on page 9.

                                    SUMMARY


   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 9. Page references are included in this summary to direct you to a more complete description of the topics.




The Companies


   IBERIABANK Corporation, a Louisiana corporation, is a bank holding company that owns all of the outstanding stock of IBERIABANK. IBERIA's principal executive offices are at 1101 East Admiral Doyle Drive, New Iberia, Louisiana 70560, and its telephone number is (337) 365-2361.



   Acadiana Bancshares, Inc., a Louisiana corporation, is a bank holding company that owns all of the outstanding stock of LBA Savings Bank. Acadiana's principal executive offices are at 200 West Congress Street, Lafayette, Louisiana 70501, and its telephone number is (337) 232-4631.



   For where you can find more information about IBERIA and Acadiana, please see "Where You Can Find More Information" beginning on page 9.


The Meeting


   Date; Voting. A special meeting of shareholders of Acadiana will be held on February 14, 2003 as described in the accompanying Notice of Special Meeting of Shareholders. Only record holders of the common stock of Acadiana on December 31, 2002 are entitled to notice of and to vote at the meeting. On that date there were shares of Acadiana common stock outstanding, each of which is entitled to one vote on each matter properly to come before the meeting.



   Purpose (page 11). The purpose of the meeting is to vote upon a proposal to approve an Agreement and Plan of Merger that will merge Acadiana into IBERIA. Shareholders of Acadiana will receive $7.88 cash and $31.50 in IBERIA common stock, subject to adjustment, as described below under "Conversion of Acadiana common stock."



   Vote Required. The merger agreement must be approved by a two-thirds vote of the Acadiana common stock present at the Meeting. Directors and executive officers of Acadiana who own an aggregate of 460,202 shares, or approximately 33% of the outstanding Acadiana common stock, have agreed, subject to certain conditions, to vote in favor of the merger agreement.



The Merger Agreement (page 12)



   Board Recommendation. The financial and other terms of the merger agreement were arrived at through arm's length negotiations between representatives of the companies. The board of directors of Acadiana believes that the merger agreement is in the best interests of shareholders and has, by unanimous vote, approved it and recommended its approval to shareholders.

   Opinion of Acadiana's Financial Advisor (page 14). Triangle Capital Partners, LLC, financial advisor to Acadiana, has delivered its written opinion to the Board of Directors of Acadiana that, as of September 22, 2002, the date the merger agreement was entered into, and as of January 6, 2003, the date of this proxy statement and prospectus, based on and subject to the various assumptions made, the factors considered, the review undertaken and the limitations stated in the opinion, the merger consideration, consisting of $7.88 per share in cash and IBERIA common stock in the exchange ratio ranging from .6848 to .9265 (subject to adjustment) for Acadiana common stock, was fair to the holders of Acadiana common stock from a financial point of view.



   Triangle's opinion and presentation to the Acadiana board of directors were among the many factors taken into consideration by the Acadiana board of directors in making its determination to approve and to recommend that Acadiana shareholders approve the merger. Triangle's written opinion is attached as Appendix A to this proxy statement and prospectus. The opinion sets forth assumptions, limitations and matters considered in the review undertaken in connection with the opinion. The opinion does not constitute a recommendation by Triangle to you as to whether or not you should vote in favor of the merger or as to any other matter relating to the merger. You should read the opinion, which is attached as Appendix A, carefully and in its entirety.



   Conversion of Acadiana Common Stock (page 22). On the date the merger agreement becomes effective, each outstanding share of Acadiana common stock will be converted into the right to receive $7.88 cash and $31.50 of IBERIA common stock determined on the average closing price of IBERIA during the first 10 trading days of the month in which the merger is completed, but not less than .6848 and not more than .9265 shares of IBERIA common stock, subject to adjustment in accordance with the Agreement and Plan of Merger, which can be found herein at Appendix B.



   Assuming none of the adjustments applies, the number of shares of IBERIA you will receive in exchange for your shares of Acadiana common stock will be based on the average closing price of IBERIA common stock over the first 10 trading days of the month in which the merger is completed, as follows:


  If the average closing price is:         Then the exchange ratio will be:
  --------------------------------    -------------------------------------------
$46.00 or more                                          0.6848
Less than $46.00 but more than $34.00 $31.50 divided by the average closing price
$34.00 or less                                          0.9265


   On December 27, 2002, IBERIA common stock closed at $39.25. If this were the average closing price of IBERIA common stock during the measurement period, then, you would receive 0.8025 shares of IBERIA common stock plus $7.88 in cash for each share of Acadiana common stock.



   The amount of cash and/or stock that you receive may be adjusted in two situations: First, the total amount of shares of IBERIA issued to Acadiana shareholders in the merger cannot exceed 19.9% of the outstanding shares of IBERIA immediately before the merger. Rather than exceed the 19.9% threshold, the number of shares of IBERIA which would be issued under the exchange ratio will be reduced and the $7.88 per share cash consideration will be increased proportionately. Second, if Acadiana's legal fees in connection with the merger exceed $180,000, the total amount of cash will be reduced by the excess.



   If the average closing price is less than $30.00, Acadiana has the right to terminate the merger agreement unless IBERIA elects to increase the amount of cash to be issued to Acadiana shareholders in the merger.



   Instead of issuing any fractional share of IBERIA common stock, each shareholder of Acadiana who would otherwise be entitled to a fractional share will receive a cash payment, without interest, equal to the fraction multiplied by the market value of a share of IBKC common stock, as defined in the merger agreement.

   Conditions to the Merger (page 24). In addition to approval by the shareholders of the companies, consummation of the merger agreement is conditioned upon, among other things:



  . receipt of required regulatory approvals, and the expiration of all applicable waiting periods,



  . receipt by the companies of an opinion as to the tax implications of the Merger, and



  . certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties and the compliance with all agreements.



   The companies intend to consummate the merger as soon as practicable after all of the conditions have been met or waived. IBERIA has filed an application seeking the required regulatory approval and expects to receive it by February 2003. The approval may not be obtained, by then or ever, and the other conditions to consummation of the merger agreement also may not be satisfied by such date or at all.



   Waiver, Amendment and Termination (page 27). Each of the companies may waive any of the conditions to its obligation to consummate the merger agreement other than shareholder and regulatory approvals. The merger agreement may also be amended at any time before or after shareholder approval by mutual agreement, but no amendment made after shareholder approval may alter the amount or type of shares into which Acadiana common stock will be converted or alter the merger agreement in a manner that would adversely affect any shareholder of Acadiana.



   The merger agreement may be terminated at any time before the merger is completed by mutual consent, or by either party:



  . if the other party breaches any representation, warranty or covenant in the merger agreement which cannot be cured within 30 days after written notice of such breach;



  . by March 31, 2003 if the merger has not occurred, although that date may be extended to June 30, 2003, under certain circumstances;



  . if any person or group acquires more than 25% of the outstanding shares of common stock of the other party;



  . upon the occurrence of an event that causes or is likely to cause either party to experience a material adverse effect, as defined in the merger agreement; or



  .  on the basis of certain other grounds specified in the merger agreement.



   Interests of Certain Persons in the Merger (page 27)



   Indemnification and Insurance (page 27). IBERIA has agreed to allow Acadiana to purchase a continuation of its current officers and directors liability insurance for premiums not to exceed $50,000, and for a period no longer than three years. IBERIA has also agreed to indemnify Acadiana's and LBA Savings Bank's officers, directors and controlling persons against expenses and liabilities arising out of alleged misstatements or omissions in this document or the registration statement of which it is a part.



   Management Contracts (page 28). On the effective date, Gerald G. Reaux, Jr., President and Chief Executive Officer and a director of Acadiana and LBA Savings Bank, will become a consultant to IBERIA. Also, IBERIA has agreed to perform the obligations of Acadiana under the employment and severance contracts of seven employees.



   Stock Options (page 28). All of the unexercised options to purchase Acadiana's common stock that are outstanding on the effective date of the merger will be cancelled. As consideration, option holders will receive a cash payment equal to the amount the option holder would have received in the merger, less the exercise price.

   Directors' and Executive Officers' Commitments (page 28). Each director and executive officer of Acadiana has agreed, among other things, to vote as a shareholder in favor of the merger agreement and against any other proposal that would prevent the merger.



   Employee Benefits (page 28). Subject to certain limitations, IBERIA will provide employees of Acadiana or LBA Savings Bank who become employees of IBERIA or remain employees of LBA Savings Bank the same employee benefits as are provided by IBERIA to its employees. IBERIA has also agreed to provide certain additional benefits under plans of Acadiana and LBA Savings Bank.



The Stock Option Agreement (page 29)



   In connection with the merger agreement, Acadiana granted IBERIA an option to purchase new issued shares of Acadiana common stock up to 4.9% of its currently outstanding common stock at an exercise price of $23.76 per share. IBERIA can exercise the option only if specific events take place. These events generally relate to a competing transaction involving a merger, business combination or other acquisition of Acadiana or its stock or assets. As of the date of this document, neither IBERIA nor Acadiana is aware of any such event. The stock option agreement is intended to increase the likelihood that the merger will occur and may have the effect of discouraging other companies that might be interested in acquiring Acadiana.



Federal Income Tax Consequences (page 30)



   Completion of the merger agreement is conditioned upon receipt by the companies of an opinion from Castaing, Hussey & Lolan, LLC, to the effect that, among other things, each Acadiana shareholder will not recognize gain or loss for the merger consideration received except with respect to the receipt of cash. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, EACH SHAREHOLDER SHOULD CONSULT HIS TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.



Dissenters' Rights (page 32)



   Under certain conditions, and by complying with the specific procedures required by statute, shareholders of Acadiana will have the right to dissent from the merger agreement. If the merger agreement is consummated, any dissenters may be entitled to receive in cash the fair value of their shares of Acadiana common stock.

                      SELECTED FINANCIAL DATA OF ACADIANA



   Selected financial data with respect to each of the years in the five-year period ended December 31, 2001 and the nine months ended September 30, 2002 and 2001 is set forth below and should be read in conjunction with Acadiana's 2001 Annual Report to Stockholders and Acadiana's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.


        Selected Historical Financial Data of Acadiana Bancshares, Inc.

               (In thousands, except per share data and ratios)



                                                    Nine Months Ended
                                                      September 30,
                                                 ----------------------
                                                    2002        2001
                                                 ----------  ----------
                                                       (Unaudited)
Selected Operating Data:
  Total interest and dividend income............ $   14,609  $   17,466
  Total interest expense........................      7,653      10,534
  Net interest income...........................      6,956       6,932
  Provision (credit) for loan losses............         --        (173)
  Net interest income after loan loss provision.      6,956       7,105
  Total noninterest income excluding trading
   account gains (losses).......................      1,610       1,277
  Trading account gains (losses)................         --          32
  Total noninterest expense.....................      6,157       5,744
  Income tax expense............................        842         968
  Net income....................................      1,567       1,702
Per Share Data:
  Earnings per share--basic..................... $     1.49  $     1.53
  Earnings per share--diluted...................       1.38        1.45
  Dividends declared per share..................       0.45        0.45
Other Information:
  Average number of shares outstanding:
   basic........................................  1,053,208   1,113,232
   diluted......................................  1,139,248   1,173,048

                                                    At September 30,
                                                 ----------------------
                                                    2002        2001
                                                 ----------  ----------
                                                       (Unaudited)
Selected Financial Condition Data:
  Total assets.................................. $  308,906  $  314,647
  Investment securities.........................     54,363      29,898
  Loans receivable, net.........................    207,027     247,587
  Deposits......................................    208,419     214,108
  Borrowings....................................     69,816      72,101
  Stockholders' equity..........................     28,825      26,299
  Book value per share.......................... $    24.42  $    22.22

                                                    Nine Months Ended
                                                      September 30,
                                                 ----------------------
                                                    2002        2001
                                                 ----------  ----------
                                                       (Unaudited)
Performance Ratios:
  Return on average assets(1)...................      0.67 %      0.71 %
  Return on average stockholders' equity(1).....       7.60        8.18
  Net interest margin...........................       3.16        3.00
  Efficiency ratio..............................      71.88       69.70
  Dividend payout ratio.........................      30.76       29.73



                                                                   Year Ended December 31,
                                                 -----------------------------------------------------------
                                                    2001        2000        1999         1998        1997
                                                 ----------  ----------  ----------  -----------  ----------

Selected Operating Data:
  Total interest and dividend income............ $   22,968  $   24,101  $   21,407  $    21,553  $   20,464
  Total interest expense........................     13,476      14,896      12,195       11,935      10,860
  Net interest income...........................      9,492       9,205       9,212        9,618       9,604
  Provision (credit) for loan losses............         20         (83)         --           90         180
  Net interest income after loan loss provision.      9,472       9,288       9,212        9,528       9,424
  Total noninterest income excluding trading
   account gains (losses).......................      1,816       1,163       1,002        1,170         896
  Trading account gains (losses)................         32          25          (8)        (111)        137
  Total noninterest expense.....................      7,685       7,045       6,771        6,655       5,878
  Income tax expense............................      1,317       1,207       1,229        1,427       1,632
  Net income....................................      2,318       2,224       2,206        2,505       2,947
Per Share Data:
  Earnings per share--basic..................... $     2.12  $     1.80  $     1.60  $      1.20  $     1.22
  Earnings per share--diluted...................       2.00        1.78        1.55         1.17        1.20
  Dividends declared per share..................       0.60        0.60        0.52         0.44        0.38
Other Information:
  Average number of shares outstanding:
   basic........................................  1,094,846   1,235,521   1,377,635    2,088,775   2,408,779
   diluted......................................  1,158,207   1,247,602   1,422,555    2,149,224   2,463,026

                                                                       At December 31,
                                                 -----------------------------------------------------------
                                                    2001        2000        1999         1998        1997
                                                 ----------  ----------  ----------  -----------  ----------
                                                             (In thousands except per share data)
Selected Financial Condition Data:
  Total assets.................................. $  315,505  $  324,467  $  305,696  $   282,089  $  277,066
  Investment securities.........................     51,701      35,912      37,981       38,764      41,696
  Loans receivable, net.........................    229,891     264,805     244,996      225,752     212,840
  Deposits......................................    215,569     224,531     213,212      201,654     195,043
  Borrowings....................................     71,729      69,756      63,850       47,228      36,628
  Stockholders' equity..........................     26,812      28,782      27,750       32,174      44,562
  Book value per share.......................... $    22.65  $    20.52  $    18.57  $     17.67  $    17.26


                                                                   Year Ended December 31,
                                                 -----------------------------------------------------------
                                                    2001        2000        1999         1998        1997
                                                 ----------  ----------  ----------  -----------  ----------
                                                       (In thousands except per share data and ratios)
Performance Ratios:
  Return on average assets(1)...................      0.73 %      0.70 %      0.76 %       0.87 %      1.10 %
  Return on average stockholders' equity(1).....       8.58        7.99        7.57         6.05        6.38
  Net interest margin...........................       3.11        3.00        3.28         3.41        3.66
  Efficiency ratio..............................      67.77       67.79       66.34        62.33       55.26
  Dividend payout ratio.........................      28.73       34.40       33.27        37.05       31.76



--------
(1) All ratios are annualized where appropriate.

Selected Financial Data of IBERIA



   Selected financial data with respect to each of the years in the five-year period ended December 31, 2001 and the nine months ended September 30, 2002 and 2001 is set forth below and should be read in conjunction with IBKC's 2001 Report on Form 10-K and IBKC's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.


         Selected Historical Financial Data of IBERIABANK CORPORATION

                       (In thousands, except share data)



                                                  Nine Months Ended
                                                    September 30,                       Year Ended December 31,
                                               ----------------------  --------------------------------------------------------
                                                  2002        2001        2001        2000        1999        1998       1997
                                               ----------  ----------  ----------  ----------  ----------  ----------  --------
-                                                    (unaudited)
Income Statement Data:
  Total interest income....................... $   65,910  $   76,808  $  100,368  $  103,966  $   95,029  $   79,224  $ 69,607
  Total interest expense......................     21,511      36,970      46,018      52,730      45,380      38,458    36,050
  Net interest income.........................     44,399      39,838      54,350      51,236      49,649      40,766    33,557
  Provision for loan losses...................      4,498       2,698       5,046       3,861       2,836         903     1,097
  Net interest income after loan loss
   provision..................................     39,901      37,140      49,304      47,375      46,813      39,863    32,460
  Total noninterest income excluding security
   gains (losses).............................     13,303      10,547      15,025      14,577      13,735      10,211     5,398
  Security gains (losses).....................        (41)        118         119      (1,759)         --           3       266
  Total noninterest expense...................     32,815      30,780      41,711      39,704      44,881      33,758    29,001
  Income tax expense..........................      6,612       6,283       8,229       7,514       6,138       6,182     3,780
  Net income..................................     13,736      10,742      14,508      12,975       9,529      10,137     5,343
Per Share Data:
  Net income..................................       2.23        1.74        2.36        2.12        1.53        1.56      0.83
  Cash dividends..............................       0.56        0.52        0.70        0.66        0.63        0.57      0.45
  Book value..................................      24.71       22.74       23.03       20.99       18.62       18.91     17.75
Other Information:
  Average shares outstanding, diluted.........      6,161       6,184       6,143       6,114       6,241       6,503     6,459
Statement of Condition Data
 (Period End):
  Total assets................................ $1,460,047  $1,481,507  $1,426,825  $1,396,162  $1,363,578  $1,401,630  $947,282
  Securities..................................    317,088     317,921     321,907     344,545     384,881     377,556   192,442
  Loans, net of unearned income...............  1,003,103     959,251     956,015     940,525     842,878     768,235   660,063
  Total deposits..............................  1,212,509   1,234,587   1,237,394   1,143,187   1,100,014   1,220,594   786,864
  Long-term debt..............................     37,919      46,684      31,437      60,843      52,053      45,639    46,728
  Stockholders' equity........................    143,031     135,394     134,417     127,042     117,189     123,967   115,564
Performance Ratios:
  Return on average assets(1).................      1.27 %       1.02%       1.02%      0.94 %       0.70%      0.93 %     0.57%
  Return on average stockholders' equity(1)...      13.07       10.77       10.83       10.75        7.84        8.47      4.66
  Net interest margin(TE).....................       4.53        4.03        4.11        3.95        3.96        4.03      3.63
  Efficiency(2)...............................      56.91       60.95       60.02       61.99       70.81       66.22     73.94
  Dividend payout.............................      23.73       29.08       28.71       31.42       41.88       36.56     54.41



--------
(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income and noninterest income.

                    COMPARATIVE PER SHARE DATA (unaudited)


   The following table presents certain information for IBERIA and Acadiana on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the companies and adjustments directly attributable to the merger agreement based on estimates derived from information currently available. They do not purport to be indicative of the results that would actually have been obtained if the merger agreement had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future.


                                      Nine Months Ended September 30, 2002   Year Ended December 31, 2001
                                      ------------------------------------ ---------------------------------
                                            Historical                           Historical
                                      ------------------------             ----------------------
                                      IBERIABANK    Acadiana      Pro      IBERIABANK   Acadiana     Pro
                                      Corporation  Bancshares    Forma     Corporation Bancshares   Forma
                                      -----------  ----------  ----------  ----------- ---------- ----------
(In thousands, except per share data)
-------------------------------------
     Summary of Income
       Net interest income........... $   44,399   $    6,956  $   52,544  $   54,350  $    9,492 $   65,400
      Provision for loan losses......      4,498           --       4,498       5,046          20      5,066
       Noninterest income............     13,262        1,610      14,872      15,144       1,848     16,992
       Noninterest expense...........     32,815        6,157      39,699      41,711       7,685     50,362
       Net income....................     13,736        1,567      15,603      14,508       2,318     17,211
     Per Common Share
       Basic......................... $     2.41   $     1.49  $     2.33  $     2.48  $     2.12 $     2.66
       Diluted.......................       2.23         1.38        2.18  $     2.36  $     2.00 $     2.41
     Average Shares Outstanding
       Basic.........................  5,707,570    1,053,208   6,695,799   5,843,861   1,094,846  6,832,090
       Diluted.......................  6,160,767    1,139,248   7,148,996   6,142,958   1,158,207  7,131,187


                             RECENT MARKET PRICES



   On September 20, 2002, the first business day before the public announcement that the companies entered into the merger agreement, the closing sales price for a share of IBERIA common stock, as quoted on the NASDAQ Stock Market, was $
38.40. On December 27, 2002, the closing sales price for a share of IBERIA common stock was $39.25, and, based on that price, you would receive for each of your shares of Acadiana $7.88 in cash and 0.8025 shares of IBERIA common stock. No assurance can be given as to the sales price of a share of IBERIA common stock on the effective date of the merger.



   On September 20, 2002, the first business day before the public announcement that the companies entered into the merger agreement, the closing sales price for a share of Acadiana common stock, as quoted on the American Stock Exchange, was $ 23.76. On December 26, 2002, the closing sales price for a share of Acadiana common stock was $38.49.

                      WHERE YOU CAN FIND MORE INFORMATION



   Each of IBERIA and Acadiana files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of those filings at the SEC's public reference room in Washington D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.



   You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The filings are also available to the public from document retrieval services and at the SEC's Internet website (http://www.sec.gov).



   IBERIA has filed with the SEC a registration statement on Form S-4 and this document is part of that registration statement. As permitted by the SEC's rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.



   The SEC allows IBERIA and Acadiana to "incorporate by reference" into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of IBERIA and Acadiana incorporates by reference the respective documents filed by them with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the meeting date.



             IBERIA SEC Filings (File
             No. 000-25756)             Period/Date
             ------------------------   -----------
             Annual Report on Form 10-K Year ended December 31,
                                        2001

             Quarterly Report on Form   Three Months and Nine
               10-Q                     Months Ended September
                                        30, 2002

             Current Reports on Form    Filed on January 23,
               8-K                      2002, July 15, 2002,
                                        September 15 and 23,
                                        2002, October 21, 2002,
                                        and November 25, 2002

             Acadiana SEC Filings
             (File No. 001-14364)       Period/Date
             --------------------       -----------
             Annual Report on Form 10-K Year ended December 31,
                                        2001

             Quarterly Report on Form   Three Months and Nine
               10-Q                     Months Ended September
                                        30, 2002

             Current Reports on Form    Filed on October 11, 2002
               8-K


   In addition, the merger agreement is attached as Appendix B to this document.



   Accompanying this proxy statement and prospectus are Acadiana's Annual Report to Stockholders for 2001 and Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2002.

   You may request a copy of all documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:


IBERIABANK Corporation               Acadiana Bancshares, Inc.
1101 East Admiral Doyle Drive        200 West Congress Street
New Iberia, Louisiana 70560          Lafayette, Louisiana 70501
Attention: Daryl G. Byrd             Attention: Gerald G. Reaux, Jr.
(337) 521-4003                       (337) 232-4631


   To obtain timely delivery, you should request desired information no later than five business days before the date of the meeting, or by February 7, 2003.



   You should rely only on the information contained or incorporated by reference in this document. Neither IBERIA nor Acadiana has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither IBERIA nor Acadiana is making an offer to sell or soliciting an offer to buy any securities other than the IBERIA common stock to be issued by IBERIA in the merger, and neither IBERIA nor Acadiana is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                            INTRODUCTORY STATEMENT

General

   This proxy statement and prospectus is furnished to the shareholders of Acadiana Bancshares, Inc. in connection with the solicitation of proxies on behalf of Acadiana's board of directors for use at a special meeting of shareholders of Acadiana to be held on the date and at the time and place specified in the accompanying notice.


   Acadiana and IBERIA have each supplied all information with respect to it and its consolidated subsidiaries. Unless the context otherwise requires, Acadiana Bancshares, Inc. and LBA Savings Bank, its wholly owned bank subsidiary, are collectively referred to herein as "Acadiana," and IBERIABANK Corporation and its subsidiaries are collectively referred to herein as "IBERIA."


Purpose of the Meeting


   The purpose of the meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger between IBERIA and Acadiana, pursuant to which, among other things, Acadiana will merge into IBERIA and promptly thereafter LBA Savings Bank will merge into IBERIABANK, a wholly owned banking subsidiary of IBERIA, and each outstanding share of common stock of Acadiana will be converted into the right to receive $7.88 cash and $31.50 in shares of common stock of IBERIA, subject to adjustment, as described under the heading "Conversion of Acadiana common stock."



   At the meeting, shareholders will also consider and vote upon a proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the meeting.


Shares Entitled to Vote; Quorum: Vote Required


   Only holders of record of Acadiana common stock at the close of business on December 31, 2002 are entitled to notice of and to vote at the meeting. On that date, there were 1,180,542 shares of Acadiana common stock outstanding, each of which is entitled to one vote on each matter properly brought before the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of Acadiana is necessary to constitute a quorum.



   The merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the Acadiana common stock present at the meeting. An abstention will have the effect of a vote against the merger agreement and will cause an Acadiana shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. A broker non-vote will be counted for purposes of determining a quorum but will not be counted in determining the voting power present with respect to the vote on the merger agreement and thus will have no effect on the vote.



The affirmative vote of a majority of the votes cast on the matter at the meeting is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker "non-votes" will have no effect on this proposal.



   Directors and executive officers of Acadiana beneficially owning an aggregate of 460,202 shares, or approximately 33% of the outstanding Acadiana common stock, have agreed to vote in favor of the merger agreement.

Solicitation, Voting and Revocation of Proxies


   In addition to soliciting proxies by mail, directors, officers and employees of Acadiana and IBERIA, without receiving additional compensation, may solicit proxies by telephone, fax, e-mail and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Acadiana common stock, and Acadiana will reimburse such parties for reasonable out-of-pocket expenses incurred. The cost of soliciting proxies is being paid by Acadiana.



   The form of proxy that accompanies this proxy statement and prospectus permits each holder of record of Acadiana common stock on the record date to vote on all matters that properly come before the meeting. Where a shareholder specifies his choice on the accompanying form of proxy with respect to the proposal to approve the merger agreement, the shares represented by the proxy will be voted in accordance with that specification. If no specification is made, the shares will be voted in favor of the merger agreement and to adjourn the meeting, if necessary. If an Acadiana shareholder does not sign and return a proxy and specify on the proxy an instruction to vote against the merger agreement, he will not be able to exercise dissenters' rights unless he attends the meeting in person and votes against the merger agreement and gives written notice of his dissent from the merger agreement at or prior to the meeting.


   A proxy may be revoked at any time before it is voted by:


  . giving written notice of revocation at any time before its exercise to the Secretary of Acadiana, and



  . executing and delivering to the Secretary at any time before its exercise a later dated proxy or



  .  attending the meeting and voting in person.



                             THE MERGER AGREEMENT



   The following brief description does not purport to be complete. A copy of the merger agreement is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference. We encourage you to read the merger agreement completely and carefully. It is the legal document that governs the merger.



Background of and Reasons for the Merger Agreement


   The Acadiana board periodically has reviewed the company's performance, compared its performance with that of certain relatively comparable publicly traded institutions in the banking and thrift industries, reviewed market activity in Acadiana's common stock, considered various business opportunities and strategies available to Acadiana and discussed the general economic, regulatory, competitive and business pressures affecting Acadiana and LBA Savings Bank. In addition, the Acadiana board, on an informal basis and during strategic planning sessions, would periodically review merger and acquisition activity in the thrift and banking industry.


   In November 2001, Daryl Byrd, President and Chief Executive Officer of IBERIA, approached Jerry Reaux, Chairman, President and Chief Executive Officer of Acadiana, and inquired as to Acadiana's interest in a possible merger transaction with IBERIA. The parties entered into confidentiality agreements and exchanged certain preliminary information. Approximately two weeks later, Acadiana terminated these discussions when the parties could not agree, on a preliminary basis, as to merger consideration and other terms. In late August 2002, conversations between Acadiana and IBERIA resumed as it appeared that IBERIA was in a position to significantly increase the amount of merger consideration from the amount previously indicated. During the first week of September 2002, Jerry Reaux, Chairman, President and Chief Executive Officer of Acadiana informed the members of Acadiana's board of directors that conversations with IBERIA had resumed. IBERIA presented Acadiana with a written indication of interest, dated September 9, 2002, outlining the terms of a potential merger with consideration of $7.88 in cash plus shares of IBERIA common stock with a value of approximately $31.50, with certain collars, for each share of Acadiana common stock. The board of directors of Acadiana authorized management to proceed with discussions with IBERIA based upon the terms outlined in the indication of interest and authorized due diligence review of IBERIA. Concurrently, the parties with the assistance of their respective financial advisors and legal counsel, negotiated the terms of the merger agreement.

   The Acadiana board met again on September 22, 2002 and reviewed the background of the proposed merger and the status of the negotiations to date. The Acadiana board carefully reviewed and considered, with the assistance of its financial advisor and legal counsel, the financial and legal aspects of the proposed merger agreement with IBERIA. The Acadiana board also carefully considered the terms of the proposed stock option agreement and other related agreements. After its review, the Acadiana board authorized execution of the merger agreement, the stock option agreement and the other related agreements and documents. Each director of Acadiana also entered into a support agreement with IBERIA obligating them to vote their shares in favor of the merger agreement with IBERIA and against any other transaction.



   The Acadiana board has determined that the terms of the merger, the merger agreement, and the proposed issuance of IBERIA common stock and cash in connection with the merger are advisable and fair to and in the best interest of, Acadiana and its shareholders. In reaching its determination, the Acadiana board considered a number of factors. The Acadiana board did not assign any specific or relative weights to the factors considered, and individual directors may have given different weights to different factors. The material factors considered were as follows:



  . Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of IBERIA, individually and as combined with Acadiana.



  . The written opinion rendered to the Acadiana board by Acadiana's financial advisor that, as of the date of the opinion, and subject to the various assumptions made and limitations stated in the opinion, the merger consideration consisting of $7.88 per share in cash and IBERIA common stock in the exchange ratio ranging from .6848 to .9265 for Acadiana common stock was fair, from a financial point of view, to holders of Acadiana common stock. The opinion of Acadiana's financial advisor is attached as Appendix A and should be reviewed for the assumptions made in connection with, and limitations on, such opinion.


  . The terms of the merger agreement, the stock option agreement and other documents executed in connection with the merger.

  . The current and prospective economic, competitive and regulatory environment facing each institution and financial institutions generally.

  . The results of the due diligence investigation conducted by the management of Acadiana, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.


  . The Acadiana board's familiarity with and review of IBERIA's business, operations, earnings, prospects, financial condition, asset quality and capital levels.


  . The opportunities for expense reductions, operating efficiencies and revenue enhancements in the combined entity.

  . The nature of, and likelihood of obtaining, the regulatory approvals that would be required for the merger.


  . The additional liquidity provided by IBERIA's common stock compared to Acadiana's common stock.


  . The historical market prices of Acadiana's common stock and the fact that the proposed $39.38 per share merger consideration represented a 66% premium over the per share closing price of Acadiana's common stock on the business day before the merger was announced.


  . Results that could be expected to be obtained by Acadiana if it continued to operate independently, and the likely benefits to stockholders of such course, as compared with the value of the merger consideration being offered by IBERIA.


   Acadiana's board of directors unanimously recommends that the holders of Acadiana common stock vote "FOR" adoption of the Agreement and Plan of Merger.

Opinion of Acadiana's Financial Advisor

   Acadiana retained Triangle Capital Partners, L.L.C. to act as its financial advisor in connection with analyzing its strategic alternatives, including a possible merger and related matters. As part of its engagement, Triangle agreed, if requested by Acadiana, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Acadiana common stock, of the merger consideration. Triangle is regularly engaged in evaluations of businesses and their securities and in advising financial institutions and other companies with regard to mergers and acquisitions. Acadiana selected Triangle as its financial advisor based upon Triangle's qualifications, expertise and reputation in that capacity.


   Triangle delivered its written opinion to the board of Acadiana dated September 22, 2002 that, based upon and subject to the assumptions and limitations described in the opinion, the merger consideration to be paid by IBERIA was fair to Acadiana shareholders, from a financial point of view, as of the date of the opinion. Triangle updated its opinion as of the date of this document. As used in this section, "merger consideration" refers to the conversion into cash in the amount of $7.88 per share of the common stock of Acadiana, and common stock in an exchange ratio ranging from 0.6848 to 0.9265 shares of IBERIA common stock, subject to adjustment as set forth in the merger agreement, proposed to be received by the holders of shares of common stock of Acadiana, other than any such shares held by IBKC or its affiliates. No limitations were imposed by Acadiana on Triangle with respect to the investigations made or the procedures followed in rendering its opinion.


   The full text of Triangle's written opinion to the Acadiana board, dated as of the date of this document, which sets forth the assumptions made, matters considered and extent of review by Triangle, is attached as Appendix A and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Triangle's opinion is qualified in its entirety by reference to the full text of the opinion. Triangle's opinion is directed to the Acadiana board and does not constitute a recommendation to any shareholder of Acadiana as to how a shareholder should vote with regard to the merger at the Acadiana special meeting described in this document. The opinion addresses only the financial fairness of the consideration to be received by the holders of Acadiana common stock. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Acadiana board to approve or proceed with or effect the merger, or any other aspect of the merger.

   Triangle, in connection with rendering its original opinion:

  . reviewed Acadiana's Annual Reports to Shareholders, proxy statements and annual reports on Form 10-K for the three calendar years ended December 31, 2001, 2000 and 1999, including the audited financial statements contained therein, and Acadiana's quarterly reports on Form 10-Q for the calendar quarters ended September 30, 2002, June 30, 2002 and March 31, 2002;


  . reviewed IBERIA's Annual Reports to Shareholders, proxy statements and annual reports on Form 10-K for the three calendar years ended December 31, 2001, 2000 and 1999, including the audited financial statements contained therein, and IBERIA's quarterly reports on Form 10-Q for the calendar quarters ended September 30, 2002, June 30, 2002 and March 31, 2002;



  . reviewed internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies established by management and furnished to Triangle by Acadiana and IBERIA, respectively, along with certain additional publicly-available financial information;



  . held discussions with members of senior management of Acadiana and IBERIA and with their respective representatives, including without limitation, their outside accountants, financial and legal advisors and others, concerning the past and current results of operations of Acadiana and IBERIA, their respective current financial condition and managements' opinion of their respective future prospects;

  . reviewed the historical record of reported prices, trading activity and dividend payments for both Acadiana and IBERIA;


  . compared the reported financial terms of selected recent business combinations in the banking industry with the financial terms of the proposed merger;

  .  reviewed the merger agreement and certain related documents; and

  . performed other analyses as Triangle deemed appropriate under the circumstances.


   The written opinion provided by Triangle to Acadiana, dated as of September 22, 2002 and as of the date of this document, was necessarily based upon economic, monetary, financial market and other relevant conditions as of the date the opinion was rendered. Accordingly, it was understood that although subsequent developments may affect its opinion, Triangle does not have any obligation to further update, revise or reaffirm its opinion.



   In connection with its review and arriving at its opinion, with the consent of the board of Acadiana, Triangle assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by Acadiana and IBERIA to Triangle for purposes of rendering its opinion. Triangle did not assume any obligation to independently verify any of the information listed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including forecasts we received from Acadiana and IBERIA, as well as projections of cost savings, Triangle assumed that this information reflects the best available estimates and good faith judgments of Acadiana and IBERIA as to the future performance of the separate and combined entities and that the forecasts and projections provided a reasonable basis upon which Triangle could formulate its opinion. Neither Acadiana nor IBERIA publicly discloses internal management forecasts or projections of the type utilized by Triangle in connection with Triangle's role as financial advisor to Acadiana, and those forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Acadiana and IBERIA. Accordingly, actual results could vary significantly from those set forth in the respective forecasts and projections.



   Triangle does not purport to be expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that those allowances by Acadiana and IBERIA are adequate to cover any losses. In addition, Triangle has not reviewed and does not assume any responsibility for any individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or liabilities, contingent or otherwise, or individual properties of Acadiana or IBERIA, nor was Triangle provided with any such appraisals. In addition, for the purposes of rendering its written opinion, Triangle assumed that (i) the merger will be consummated in accordance with the terms set forth in the agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary approvals for the merger will not have an adverse effect on either separate institution or the combined entity, and (ii) the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Triangle also assumed that the fee adjustment amount, as defined in the Plan, if any, will not exceed $3 million. In addition, for purposes of its written opinion, Triangle relied on advice of counsel and independent accountants to Acadiana and IBERIA as to all legal and financial reporting matters with respect to Acadiana and IBERIA, the merger and the merger agreement. No opinion was expressed by Triangle as to whether any alternative transaction might produce consideration for the holders of Acadiana common stock in an amount in excess of that contemplated in the merger. In each analysis described below that involves per share data for Acadiana, Triangle adjusted the data for the dilutive effects of stock options using the treasury method.


   In connection with rendering its opinion to Acadiana's board, Triangle performed a variety of financial and comparative analyses, which are briefly summarized below. Such a summary of those analyses does not purport to be a complete description of the analyses performed by Triangle. Moreover, Triangle believes that the analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of the written opinion as to fairness from a financial point of view that is based on those analyses. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not readily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Triangle also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Triangle drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Triangle's analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the individual analyses performed by Triangle were assigned a greater significance by Triangle than any other in forming its written opinion.


   Accretion/Dilution Analysis: On the basis of financial projections established by management, and estimates of on-going cost savings accruing to the combined companies, as well as estimated one-time costs related to the transaction, Triangle compared pro forma equivalent earnings per share, cash earnings per share, book value, tangible book value and cash dividends to the stand-alone projections of Acadiana and IBERIA. No assumptions were made regarding revenue enhancements following the completion of the transaction. The accretion/dilution analysis was based on the premise, for purposes of analysis only, that shares of Acadiana common stock were to be exchanged 100% for shares of IBERIA common stock, or alternatively stated, that any cash received by Acadiana shareholders would be reinvested in IBERIA common stock at the market price used to establish the exchange ratio, without regard to taxes and brokerage fees.


   The accretion/dilution analysis indicated, among other things, that, based on the information taken into account for purposes of the analysis, the merger could result in:

  . Sixty-eight percent (68%) accretion to earnings per share and seventy-nine percent (79%) accretion to cash earnings per share for Acadiana shareholders in the first year of combined operations, increasing over the period of the analysis;


  . Two percent (2%) accretion to earnings per share and seven percent (7%) accretion to cash earnings per share for IBERIA shareholders in the first year of combined operations;



  . A thirty-four percent (34%) increase in cash dividends for Acadiana shareholders, assuming IBERIA maintains its current dividend policy;


  . Ten percent (10%) accretion to book value and twenty-nine percent (29%) dilution to tangible book value for Acadiana shareholders; and


  . Nine percent (9%) accretion to book value and seven percent (7%) dilution to tangible book value for IBERIA shareholders.

   Contribution Analysis: Triangle compared the contribution of Acadiana to the combined companies relative to the approximate ownership of the combined companies. The analysis indicated that Acadiana shareholders would own approximately 13.5% of the pro forma shares of IBERIA. Acadiana's approximate contributions are listed below by category:


                                                              Acadiana
                                                            Contribution
                                                            ------------
        Assets.............................................    17.9%
        Loans..............................................    18.5%
        Deposits...........................................    15.0%
        Tangible equity....................................    20.4%
        Last twelve months earnings(1) without cost savings    12.3%
        Projected year 1 earnings without cost savings.....     9.9%
        Projected year 2 earnings without cost savings.....    10.0%
        Projected year 1 earnings with cost savings........    15.2%
        Projected year 2 earnings with cost savings........    18.1%
        Pro Forma Ownership................................    13.5%
                                                               -----

--------
(1) Twelve months ended June 30, 2002

   Comparable Transaction Analysis: Triangle reviewed and compared financial performance and pricing information for groups of bank and thrift merger transactions announced in the twenty-four months ended September 18, 2002 that it deemed pertinent to an analysis of the merger. Triangle did not include every transaction that could be deemed to have occurred in the relevant industries. The pricing ratios for the merger were compared to the median ratios of (1) price to tangible book value, (2) price to last twelve months reported earnings, (3) price to last twelve months core earnings, (4) tangible book value premium to core deposits, and (5) premium to trading price, for each of the following comparable transaction groups:


  . all thrift acquisitions in the United States in the preceding 24 months, referred to in the table below as "Last 24 Months";



  . all thrift acquisitions announced in the preceding 90 days, referred to in the table below as "Last 90 Days";



  . all Louisiana thrift acquisitions, referred to in the table below as "Louisiana Thrifts";



  . all thrift acquisitions in the United States involving acquired thrifts with assets of $200 million - $400 million, referred to in the table below as "Assets $200-$400 Million";



  . all thrift acquisitions in the United States involving acquired thrifts with returns on average equity of 7%-10%, referred to in the table below as "ROAE 7%-10%";

   Triangle also selected eleven bank and thrift acquisitions announced since September 2000 that Triangle deemed most comparable to Acadiana in terms of asset size, tangible capital and profitability, referred to in the table below as "Guideline Transactions";


         Acquirer                       Target
         --------                       ------
         United Community Bancorp, NC   Community Bancshares, Inc., NC
         Colonial BancGroup Inc., AL    Palm Beach National Holding
                                        Co., FL
         Capital Bank Corporation, NC   High Street Corporation, NC
         Synovus Financial              Community Financial Group,
           Corporation, GA              Inc., TN
         MB Financial Inc., IL          First Lincolnwood
                                        Corporation, IL
         Whitney Holding Corporation,
           LA                           Redstone Financial, Inc., TX
         Norway Bancorp, ME             First Coastal Corporation, ME
         Promistar Financial
           Corporation, PA              FNH Corporation, PA
         NBT Bancorp Inc., NY           First National Bancorp Inc.,
                                        NY
         Community Banks Inc., PA       Glen Rock State Bank, PA
         Financial Institutions Inc.,
           NY                           Bath National Corporation, NY

   The following table represents a summary analysis of the transactions deemed comparable that were analyzed by Triangle based on the announced transaction values:

                                                                        Tangible
                                       Price/    Price/      Price/       Book
                               Number Tangible     LTM         LTM      Premium/   Premium/
                                 of     Book    Reported      Core        Core     Trading
                               Deals   Value   Earnings(1) Earnings(2) Deposits(3)  Price
                               ------ -------- ----------- ----------- ----------- --------
Last 24 Months................  109     137%      19.5x       19.3x        7.0%      37%
Last 90 Days..................   16     132%      24.0x       26.2x        8.7%      31%
Louisiana Thrifts.............    2     165%      18.3x       18.3x        8.1%      89%
Assets $200-$400 Million......   20     144%      22.6x       22.8x        8.6%      44%
ROAE 7%-10%...................   14     132%      17.3x       15.6x        6.4%      47%
Guideline Transactions(4).....   11     177%      22.6x      28.5x (5)     9.0%      41%
Acadiana(6)...................          186%      22.4x       23.5x       14.3%      66%

--------
(1) Last 12 months fully-diluted reported earnings per share.

(2) Last 12 months fully-diluted core earnings per share--excludes non-recurring revenue and expenses.


(3) Premium over tangible book value as a percentage of core deposits--total deposits less "jumbo" time deposits.

(4) Guideline Transactions are the eleven merger transactions listed above.
(5) Price to last twelve months core earnings was not available for nine of the eleven Guideline Transactions; therefore the median shown may not be indicative of the true price to core earnings for this group of transactions.

(6) Acadiana pricing data based on per share consideration of $39.38--fully-diluted using the treasury method-- assuming each share of Acadiana common stock is exchanged for $7.88 of cash and $31.50 of IBERIA common stock and the market price of IBERIA common stock is between $34.00 and $46.00 per share, all of which amounts are subject to adjustment.


   The analysis indicated that the value of the proposed merger fell within the range of multiples of trailing twelve months earnings represented by the groups of transactions deemed comparable. The price to tangible book value, tangible book value premium to core deposits and premium to trading price ratios for the proposed merger were generally higher than the median ratios for the comparable groups.

   Discounted Cash Flow Analysis: Triangle prepared a discounted cash flow analysis with regard to Acadiana's estimated acquisition values. This analysis utilized a range of discount rates of 12% to 18% and a range of earnings terminal multiples of 10.0x to 15.0x. The analyses resulted in a range of present values of between $27.75 and $46.70 per share. This analysis was based on assumptions used by Triangle in estimating Acadiana's acquisition value, and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Triangle noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, terminal multiples and cost savings.


   Comparable Company Trading Analysis of IBERIA: Triangle reviewed and compared stock market data and selected pricing multiples for IBERIA as of September 18, 2002 with corresponding median multiples for publicly-traded banks possessing financial and performance characteristics deemed similar to IBERIA. Triangle did not include every company that could be deemed to be a participant in the same industry. The selected comparable publicly-traded companies differ in size, profitability and growth outlook and thus provide imprecise valuation indications. In addition, market-based valuation relies on public information and thus may not reflect undisclosed company-specific opportunities or capabilities. The comparison banks were grouped according to the criteria listed below:



                                    Price/                        Price/
                                     LTM    Price/ LTM   Price/  Tangible
                         Number of Reported    Core      2002E     Book   Dividend
                         Companies Earnings Earnings(1) Earnings  Value    Yield
                         --------- -------- ----------- -------- -------- --------
All U.S. Banks..........    691     14.5x      14.6x     13.5x     168%     2.6%
Louisiana Banks.........      6     13.8x      13.4x     12.7x     176%     2.8%
Assets $1-$2 billion....     74     14.8x      14.9x     13.9x     202%     2.4%
Return on Equity 14%-18%    115     13.7x      13.9x     13.4x     163%     2.7%
Guideline Companies(2)..     10     15.0x      15.2x     13.9x     203%     2.3%
IBERIA(3)...............            14.5x      14.7x     13.2x     213%     1.8%

--------
(1) Core earnings exclude non-recurring revenue and expenses, tax-adjusted at a 35% rate.

(2) Consists of ten actively-traded banks of similar asset size, tangible capital levels, and return on equity as IBERIA: Commonwealth Bancorp, PA; First Bancorp, NC; First National Corporation, SC; Hills Bancorp, IA; OceanFirst Financial Corp, NJ; PennFed Financial Services, NJ; Second Bancorp, OH; State Bancorp, NY; Union Bankshares, VA; and West Coast Bancorp, OR.

(3) At or for the twelve months ended June 30, 2002, unless otherwise noted.


   The analysis indicated that IBIERA common stock traded at similar price to earnings multiples as the market for bank stocks taken as a whole, and IBERIA common stock traded at slightly lower price to earnings multiples than the median multiples for the ten guideline companies. However, the analysis indicated that IBERIA common stock was trading at a slight premium on price to tangible book value compared to the median multiples exhibited by the comparable groups. Due to a lower dividend payout ratio, IBERIA common stock had a lower dividend yield than the comparable groups.

   Comparable Company Trading Analysis of Acadiana: Triangle reviewed and compared stock market data and selected pricing multiples for Acadiana as of September 18, 2002 with corresponding median multiples for publicly-traded thrift institutions possessing financial and performance characteristics deemed similar to Acadiana. Triangle did not include every company that could be deemed to be a participant in the same industry. The selected comparable publicly-traded companies differ in size, profitability and growth outlook and thus provide imprecise valuation indications. In addition, market-based valuation relies on public information and thus may not reflect undisclosed company-specific opportunities or capabilities. The comparison companies were grouped according to the criteria listed below:

                                    Price/    Price/                Price/
                          Number     LTM        LTM      Price/    Tangible
                            of     Reported    Core      2002E       Book   Dividend
                         Companies Earnings Earnings(1) Earnings    Value    Yield
                         --------- -------- ----------- --------   -------- --------
All U.S. Thrifts........    315     13.7x      14.0x      12.6x      119%     2.5%
Louisiana Thrifts.......      9     11.6x      14.9x       9.0x       80%     2.1%
Assets $200-$400 million     69     13.4x      13.5x      12.5x      110%     2.5%
Return on Equity 7%-10%.     73     13.2x      14.0x      13.9x      115%     2.5%
Guideline Companies(2)..      8     13.6x      14.8x     11.6x (3)   108%     2.6%
Acadiana(4).............            11.6x      12.2x        NA (5)   100%     2.5%

--------
(1) Core earnings exclude non-recurring revenue and expenses, tax-adjusted at a 35% rate.
(2) Consists of eight traded banks and thrifts of similar asset size, tangible capital levels, and return on equity as Acadiana: ChoiceOne Financial Services, MI; Community Central Bank Corp., MI; EvergreenBancorp, WA; First Bancshares, MO; HFB Financial Corp., KY; Patapsco Bancorp, MD; Peoples National Bank, VA; Slades Ferry Bancorp, MA.
(3) Only one of the Guideline Companies had a price to 2002E earnings ratio; therefore the median shown may not be indicative of the true price to core earnings for this group of companies.
(4) At or for the twelve months ended June 30, 2002, unless otherwise noted.
(5) Not available--there are no published earnings estimates for Acadiana for 2002.

   The analysis indicated that Acadiana common stock generally traded at lower price to earnings multiples than the median multiples for the comparison groups shown in the table above. In addition, Acadiana common stock was trading at a discount on a price to tangible book value basis compared to all of the comparison groups shown, with the exception of the Louisiana thrift median. Acadiana common stock had a dividend yield similar to the comparable groups. It should be noted that Acadiana common stock generally trades infrequently and there is relatively low trading volume in the stock. The ratios shown for Acadiana could be influenced by the relative lack of liquidity in the stock.


   No company used as a comparison in the above analyses is identical to Acadiana, IBERIA or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Acadiana, IBERIA and the combined entity were compared.


   In connection with the delivery of its written opinion dated as of the date of this document,Triangle performed procedures to update, as it deemed necessary, some of the analyses described above and reviewed the assumptions on which the analyses described above were based and the factors considered in connection with those analyses. Triangle did not perform any analyses in addition to those described above in updating its written opinion.

   Acadiana has agreed to pay Triangle a fee equal to a percentage of the merger consideration as compensation for financial advisory services rendered in connection with the proposed merger. Assuming merger consideration of $39.38 per share of Acadiana common stock, which includes $7.88 of cash and $31.50 of IBERIA common stock as described above, Triangle's total fee would be approximately $557,000. Triangle has received $50,000 in fees to date, a portion of which was contingent upon the rendering of Triangle's written opinion as to fairness from a financial point of view of the merger consideration proposed to be paid to the holders of Acadiana common stock. The remainder is payable upon consummation of the proposed merger. The Acadiana board was aware of this fee structure and took it into account in considering Triangle's fairness opinion and in approving the merger. In addition, Acadiana has agreed to reimburse Triangle for all reasonable expenses incurred by it on Acadiana's behalf, and to indemnify Triangle against some liabilities, including liabilities which may arise under the federal securities laws.


   As noted above, the discussion in this section is merely a summary of the analyses and examinations that Triangle considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Triangle. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Triangle's view of the actual value of Acadiana.


   In performing its analyses, Triangle made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Acadiana and IBERIA. The analyses performed by Triangle are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Triangle does not assume any responsibility if future results are materially different from those projected. As described above, Triangle's opinion and presentation to the Acadiana board were among the many factors taken into consideration by the Acadiana board in making its determination to approve, and to recommend that Acadiana's stockholders approve, the merger.

Conversion of Acadiana Common Stock


   On the day the merger becomes effective each share of Acadiana common stock outstanding will be converted into the right to receive $7.88 in cash plus a number of shares of IBERIA common stock with a value of $31.50, based upon the average closing price during the first ten trading days of the month in which the merger is completed, provided, however, that not less than 0.6848 shares nor more than 0.9265 shares of IBERIA common stock will be issued for each share of Acadiana common stock exchanged in the merger. If the average closing price of IBERIA during the ten day measurement period is less than $46.00 per share but more than $34.00 per share, the number of shares of IBERIA common stock which will be issued in exchange for each share of Acadiana common stock will be determined by an exchange ratio calculated by dividing $31.50 by the average closing price of IBERIA common stock. The table below illustrates the operation of the exchange ratio at various selected average closing prices.


              If the average closing     Then the exchange ratio
                     price is:                  will be:
              ----------------------     -----------------------
             $46.00 or more                      0.6848
              45.00                              0.7000
              44.00                              0.7159
              43.00                              0.7326
              42.00                              0.7500
              41.00                              0.7683
              40.00                              0.7875
              39.00                              0.8077
              38.00                              0.8289
              37.00                              0.8514
              36.00                              0.8750
              35.00                              0.9000
              34.00 or less                      0.9265


   The amount of cash and/or stock that you receive in the merger may be adjusted for various matters as provided in the merger agreement, which are described below.



  . The total amount of shares of IBERIA issued to Acadiana shareholders in the merger cannot exceed 19.9% of the outstanding shares of IBERIA immediately prior to the merger. Rather than exceed the 19.9% threshold, the number of shares of IBERIA which would be issued under the exchange ratio will be reduced and the $7.88 per share cash consideration will be increased proportionately. IBERIA has indicated that it does not anticipate that there will be any adjustment as a result of this provision. However, the potential application of this adjustment will depend primarily on the number of outstanding shares of Acadiana common stock, which could increase if options are exercised, and the number of outstanding shares of IBERIA common stock, which could decrease in the event of stock repurchases by IBERIA. IBERIA recently repurchased 48,700 of its shares of common stock pursuant to a previously announced repurchase program and has announced that it plans to purchase up to 130,000 additional shares. If IBERIA repurchased the entire 130,000 additional shares before the merger is completed and all presently outstanding options to acquire Acadiana shares were exercised, then a maximum of 0.7901 shares of IBERIA common stock would be issued for each share of Acadiana common stock rather than 0.9265 shares. In such event, if you assume that IBERIA common stock is trading at $34.00 per share or less and there are no other adjustments, then you would receive $12.52 in cash plus 0.7901 shares of IBERIA common stock for each of your shares of Acadiana common stock.







  . If the average closing price of IBERIA stock is less than $30.00, Acadiana has the right to terminate the merger agreement unless IBERIA elects to increase the amount of cash to be issued to Acadiana shareholders in the merger.

  . The total cash consideration to be paid to Acadiana shareholders may be reduced, in which event, the $7.88 per share cash consideration will be reduced on a proportional basis, in the event that Acadiana's legal expenses incurred in connection with the merger exceed $180,000. Acadiana has indicated that it does not anticipate that there will be any adjustment as a result of this provision.


   Shareholders who perfect dissenters' rights will not receive IBERIA common stock but instead will be entitled to receive the "fair cash value" of their shares as determined under Section 131 of the Louisiana Business Corporation Law. See, "Dissenter's Rights" on page 32.



   Instead of issuing any fractional shares of IBERIA common stock, each shareholder of Acadiana who would otherwise be entitled thereto will receive a cash payment, without interest, equal to such fractional share multiplied by the market value of the fraction.


Effective Date


   An Agreement of Merger will be recorded with the Louisiana Secretary of State as soon as practicable after shareholder and regulatory approval of the merger agreement is obtained and all other conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the agreement is filed by the Louisiana Secretary of State.


Procedure for Exchanging Certificates


   On the effective date of the merger, each Acadiana shareholder will cease to have any rights as a shareholder of Acadiana, and his sole rights will be to receive cash and IBERIA common stock into which his shares of Acadiana common stock have been converted pursuant to the merger agreement, except for any Acadiana shareholder who exercises statutory dissenters' rights.



   Promptly after consummation of the merger agreement, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Acadiana common stock for cash and certificates representing shares of IBERIA common stock, will be mailed to each person who was a shareholder of record of Acadiana on the effective date of the merger. Shareholders are requested not to send in their Acadiana common stock certificates until they have received a letter of transmittal and further written instructions. IBERIA common stock certificates and cash payments will be sent as promptly as practicable after receipt of a properly completed letter of transmittal accompanied by the appropriate Acadiana common stock certificates.



   IBERIA, at its option, may decline to pay former shareholders of Acadiana who become holders of IBERIA common stock pursuant to the merger agreement any dividends or other distributions that may have become payable to holders of record of IBERIA common stock following the effective date until they have surrendered their certificates for Acadiana common stock. Any dividends not paid after one year from the date they first became payable will revert in full ownership to IBERIA, and IBERIA will have no further obligation to pay such dividends.


Treatment of Acadiana Stock Options

   At the effective time of the merger, each option to purchase Acadiana common stock issued pursuant to Acadiana's stock option plan, whether or not vested or exercisable before the merger is completed, will be canceled and the holder of the unexercised stock option will be entitled to receive a cash payment equal to the value of the consideration received by Acadiana shareholders in the merger for a share of Acadiana common stock, less the exercise price per share of the stock option, multiplied by the number of shares of Acadiana common stock subject to the stock option.

Conditions to the Merger


   The respective obligations of Acadiana and IBERIA to complete the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:



  . from the date of the merger agreement to the closing of the merger, the representations and warranties set forth in the merger agreement remain true and correct, except for any representation or warranty made as of a specified date, which was true and correct as of such date or except as contemplated or permitted by the merger agreement;



  . the performance of all agreements and covenants required by the merger agreement prior to the closing of the merger;



  . the delivery of certain certificates of the chief executive officers and chief financial officers of Acadiana and IBERIA;



  .  approval of the merger agreement by the shareholders of Acadiana;


  . the receipt of all required regulatory approvals or authorizations, provided that none of such approvals contain any non-standard term or condition which would have material adverse effect, subject to certain exceptions;


  . the absence of any order, decree or injunction which enjoins or prohibits completion of any of the transactions contemplated by the merger agreement;



  . the receipt of customary letters from each of Acadiana's and IBERIA's independent public accountants prior to the proxy statement mailing and the closing;


  .  the receipt of a tax opinion substantially to the effect that:


    . for federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;



    . neither Acadiana nor IBERIA will recognize gain or loss as a result of the merger;



    . shareholders of Acadiana will recognize gain, but not loss, to the extent of the lesser of (1) the excess, if any, of the sum of the aggregate fair market value of the IBERIA common stock received plus cash received over the aggregate tax basis of the Acadiana common stock exchanged and (2) the amount of cash received;



    . the aggregate tax basis of the IBERIA common stock received by Acadiana shareholders will equal the aggregate tax basis in the Acadiana common stock exchanged less cash received, including cash for fractional shares, and increased by taxable gain recognized in the merger; and



    . the holding period for the IBERIA common stock received will include the holding period of the Acadiana common stock exchanged provided such shares were held as capital assets at the time of closing of the merger.



  . the registration statement of IBERIA of which this document is a part must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for such purpose shall be pending before or threatened by the Securities and Exchange Commission;


  . the execution of all documents and all such other action being taken as is necessary to effectuate the merger, along with irrevocable instructions to file the merger agreement with the Secretary of State of the State of Louisiana; and


  . the receipt of standard legal opinions from counsel for Acadiana and IBERIA.


   There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Louisiana. It is currently anticipated that the effective time of the merger will occur during the first quarter of 2003.

   In addition to Acadiana shareholder approval, consummation of the Merger will require the approval of the Board of Governors of the Federal Reserve System. IBERIA has filed an application seeking the required approval and expects to receive it by February 7, 2003; however, there can be no assurance that the approval will be obtained by that time or at all.



   The obligations of the parties to consummate the merger are also subject to customary conditions for transactions of this sort and, in addition, to the receipt of an opinion of Castaing, Hussey & Lolan, LLC as to certain tax aspects of the merger.



   The companies intend to complete the merger as soon as practicable after all of the conditions to the merger agreement have been met or waived; however, there can be no assurance that the conditions will be satisfied.


Conduct of Business Prior to the Effective Date


   Acadiana has agreed that until the earlier of the effective date or the termination of the merger agreement, it will conduct its business in the ordinary course unless it receives prior written consent of the chief executive officer or other duly authorized officer of IBERIA.



   Acadiana has also agreed that until the earlier of the effective date or the termination of the merger agreement, it will not declare or pay any dividend or other distribution to its shareholders except regular quarterly cash dividends on the shares of Acadiana common stock, at a rate not in excess of $.15 per share.



   Acadiana has further agreed that neither it nor LBA Savings Bank will, except as may, in the written opinion of its counsel promptly delivered to IBERIA, be required by fiduciary duty, solicit, initiate, encourage or knowingly facilitate any inquiry or the making of any proposal relating to an acquisition transaction or a potential acquisition transaction involving it. Acadiana will use its reasonable best efforts to inform its directors, officers, key employees, agents, and other representatives of the foregoing prohibitions.


Conduct of Business Prior to the Completion of the Merger and Certain Covenants


   The merger agreement provides that until the effective time of the merger, except as otherwise consented to by IBERIA in writing, Acadiana shall not:


  .  amend its articles of incorporation or bylaws;

  . permit any material lien, charge or encumbrance to be imposed on any share of stock held by Acadiana or any subsidiary of Acadiana;


  . repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of Acadiana capital stock or any securities convertible into any shares of Acadiana capital stock, except as permitted or contemplated by the merger agreement;



  . acquire direct or indirect control over any corporation, association, firm or organization, except as contemplated in the merger agreement or previously disclosed;


  . sell or otherwise dispose of any shares of Acadiana common stock or any substantial part of its assets or any other assets other than in the ordinary course of business, except as previously disclosed or pursuant to Acadiana's stock option plan;

  . incur any additional material debt obligation or other material obligation for borrowed money other than in the ordinary course of business consistent with past practices or except as previously disclosed;

  . with certain exceptions, grant any increase in compensation or benefits to Acadiana's officers or employees, pay any bonus not previously contemplated or disclosed, enter into any severance agreements with any of its directors or officers, grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors, or effect any change in retirement benefits for any class of its employees or officers that would increase the retirement benefit liabilities Acadiana;

  . amend any existing employment, severance or similar contract or enter into any new contract with any person except as required by law, contemplated by the merger agreement or previously disclosed; or


  . adopt any new employee benefit plan or make any material change in or to any existing employee benefit plan other than as previously disclosed or required by law or in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.


   The merger agreement further provides that, except as otherwise contemplated by the merger agreement, previously disclosed or consented to by either Acadiana or IBERIA in writing, each party shall operate its business only in the ordinary course of business consistent with past practices, to preserve intact its business organizations and assets and maintain its rights and franchises. In addition, both Acadiana and IBERIA have agreed to take no action which would adversely affect either Company's ability to obtain any necessary regulatory approvals or its ability to perform its obligations under the merger agreement and the stock option agreement, or that would cause the representations or warranties contained in the merger agreement not to be true prior to the completion of the merger.


Regulatory Approvals

   Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities.

   Federal Reserve Board. The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

  . such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

  . the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

   Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Representations and Warranties of the Parties


   Pursuant to the merger agreement, Acadiana and IBERIA made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. The representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "Conditions to the Merger" beginning on page 24.


Waiver, Amendment and Termination


   The parties may waive in writing any of the conditions to their respective obligations to consummate the merger agreement other than the receipt of necessary regulatory and shareholder approvals. The merger agreement, including all related agreements, may also be amended or modified at any time, before or after its approval by the shareholders of Acadiana, by mutual agreement, except that any amendment made after shareholder approval may not alter the amount or type of shares into which Acadiana common stock will be converted or alter any term or condition of the merger agreement in a manner that would adversely affect any shareholder of IBERIA or Acadiana, without the additional approval of shareholders.



   The merger agreement may be terminated at any time prior to the effective date by mutual consent, or by either of the companies if:



  . there is a material breach by the other company of any representation, warranty or covenant by it contained in the merger agreement which cannot be cured by the earlier of 30 days after written notice of such breach,



  . all conditions to completing the merger have not been met or waived, cannot be met, or the merger has not occurred, by March 31, 2003, although that date may be extended to June 30, 2003 under certain circumstances



  . any person or group acquires beneficial ownership of 25% or more of the common stock of the other company;



  . required regulatory applications are denied or the shareholders of Acadiana fail to approve the merger agreement by the requisite vote at the meeting; or



  . the other company has experienced a material adverse effect, as defined in the merger agreement, that is uncured after 30 days notice.



   The board of directors of Acadiana may terminate the merger agreement if all or a portion of the shares of Acadiana common stock issued pursuant to the exercise of the stock option granted by the stock option agreement would not be cancelled by virtue of the merger. The board of directors of IBERIA may terminate the merger agreement if Acadiana's board of directors resolves to withdraw, modify or change its recommendation to Acadiana's shareholders of the merger agreement, or recommends any acquisition of Acadiana other than the merger, and Acadiana may terminate the merger agreement within 30 days of notice to it by IBERIA that its common stock has been converted into or exchanged for securities of another issuer.


Interests of Certain Persons


   Indemnification and Insurance. IBERIA has agreed to indemnify and hold harmless Acadiana and LBA Savings Bank, and each of their respective directors and officers, and each controlling person of Acadiana within the meaning of the Securities Act of 1933, against any claims, and any related losses, that arise out of or are based upon an untrue statement or omission of a material fact made in this proxy statement and prospectus or the registration statement. IBERIA will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such claims; provided, that IBERIA will not be liable to the extent that any such claim arises out of or is based upon any such untrue statement or omission made in reliance on information furnished to IBERIA by Acadiana or LBA Savings Bank or, with respect to any indemnified person, by that person.

   Acadiana may purchase, if available, a continuation of its officers' and directors' liability insurance in respect of acts or omissions of officers and directors of Acadiana and LBA Savings Bank occurring prior to the effective date, including but not limited to the transactions contemplated by the merger agreement, covering each such person currently covered by Acadiana's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the effective date; provided that the continuation be for no longer than three years and the premiums are not in excess of $50,000.



   Consulting Agreement. IBERIA has entered into a Consulting Agreement with Gerald G. Reaux, Jr. The agreement will have a one year term beginning on the effective date of the merger, provide for a $10,000 per month consulting fee, and restrict Mr. Reaux from competing with IBERIA for one year in the Parishes of Lafayette, Iberia, Acadia, Vermillion and St. Martin.



   Severance Payments. IBERIA has agreed to fulfill Acadiana's obligations under seven employment and severance contracts with certain of its officers. These seven contracts are with Gerald G. Reaux, Jr., Emile E. Soulier, III, Allen Wayne Bares, Thomas F. Debaillon, Gregory E. King, James J. Montelaro, and Mary Anne Bertrand. Payments due upon the merger under these agreements range from $116,000 to $682,992. In addition, Mr. Lawrence Ganderdorff's consulting agreement will be terminated for a payment of $48,000.



   Stock Options. The merger agreement provides that unexercised options to purchase Acadiana's common stock that are outstanding on the effective date will be cancelled. As consideration, option holders will receive a cash payment equal to the amount the option-holder would have received in the merger for the shares of Acadiana common stock covered by the options, less the exercise price.


   Directors' and Officers' Commitments. Each Acadiana director and executive officer has agreed, solely in his or her capacity as an owner of shares of Acadiana common stock and not in his or her capacity as a director or officer of Acadiana:


  . to vote in favor of the merger agreement and against any other proposal that would prevent or impede the merger, unless compliance with this provision would be a breach of fiduciary duty as a director or officer of Acadiana,



  .   not to transfer any of his or her Acadiana common stock, or grant any proxy or other rights with respect thereto not approved by IBERIA, except for transfers by operation of law or transfers in connection with which the transferee agrees to be bound by the agreement.



   Employee Benefits. At or prior to the effective date, all contributions to be made to the Acadiana Employee Stock Ownership Plan and LBA Savings Bank's 401(k) Plan on behalf of participants in such plans for periods prior to the effective date will be made, and all participants in such plans will at the effective date have a fully vested and nonforfeitable interest in their account balances. No contributions will be made to such plans for periods after the effective date. As soon as possible after the effective date, Acadiana will take all actions that may be necessary or required to terminate the ESOP and make available to participants distributions from the ESOP in accordance with the terms of the ESOP and applicable law, and to the extent that the ESOP does not provide for distributions to a participant prior to the participant's termination of employment, IBERIA will amend the ESOP to permit distributions to the extent permitted by law.



   To the extent applicable, employees of Acadiana and LBA Savings Bank will be given credit under each employee benefit plan, policy, program and arrangement maintained by IBERIA after the effective date for their service with Acadiana or LBA Savings Bank prior to the effective date for all purposes other than benefit accrual under a defined benefit plan (as defined in section 3(35) of the Employee Retirement Income Security Act), including eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing condition limitations.

Expenses


   The merger agreement provides generally that expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be borne by the party that has incurred them. However, a party must pay all of the costs and expenses incurred by the other party in connection with the merger agreement, including fees and expenses of the reimbursed party's financial or other consultants, investment bankers, accountants and counsel, up to $250,000 if:



  . the merger agreement is terminated by reason of a material breach by the expense paying party,



  .  the reimbursed party was the party who terminated it, and



  . the expense paying party is, at the time of the termination, not also entitled to terminate the merger agreement by reason of a material breach by the reimbursed party; or



  . a purchase event, as defined below under the caption "The Stock Option Agreement", occurs with respect to the stock option agreement if Acadiana is the expense paying party and the merger has not been, or thereafter is not, consummated for any reason other than a termination because of a material breach by the reimbursed party.


Status Under Federal Securities Laws; Restrictions on Resales


   The shares of IBERIA common stock to be issued pursuant to the merger agreement have been registered under the Securities Act of 1933, allowing those shares to be freely traded without restriction by persons who will not be "affiliates" of IBERIA or who were not "affiliates" of Acadiana, as that term is defined in Rule 405 under the Securities Act.



   Directors and certain officers of Acadiana may be deemed to be "affiliates" of Acadiana. These people will not be able to resell the IBERIA common stock received by them unless such stock is registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All affiliates have entered into agreements not to sell shares of IBERIA common stock received by them in violation of the Securities Act and the rules and regulations thereunder.


                          THE STOCK OPTION AGREEMENT


   As an inducement to IBERIA to enter into the merger agreement, Acadiana granted an option to IBERIA to acquire Acadiana common stock. One effect of the stock option agreement is to increase the likelihood that the merger will be consummated by making it more difficult and more expensive for another party to obtain control of or acquire Acadiana. The following description does not purport to be complete.



   The stock option agreement provides for the purchase by IBERIA of up to 60,827 shares of Acadiana common stock at an exercise price of $23.76 per share, subject to adjustment, payable in cash. The option shares, if issued, would represent approximately 4.9% of the Acadiana common stock outstanding. The number of option shares will be increased to the extent that additional shares of Acadiana common stock are issued or otherwise become outstanding, otherwise than pursuant to an exercise of the option, such that, after such issuance, the number of option shares will continue to equal 4.9% of the Acadiana common stock then outstanding without giving any effect to the issuance of any Acadiana common stock subject to the option. The number of shares of Acadiana common stock subject to the option, and the applicable exercise price per option share, also will be appropriately adjusted in the event of any stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, or the like, relating to Acadiana.



   Unless IBERIA shall have breached in any material respect any covenant or agreement contained in the merger agreement and it has not been cured after notice from Acadiana, IBKC may exercise the option, in whole or in part, subject to regulatory approval, at any time after a purchase event, as defined below, shall have occurred prior to termination of the option. A "purchase event" is the occurrence of any of the following:



  . any person, other than IBERIA, shall have commenced a bona fide tender or exchange offer to purchase shares of Acadiana common stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of Acadiana common stock;



  . Acadiana or LBA Savings Bank, without having received IBERIA's prior written consent, shall have entered into an agreement with any person, other than IBERIA, or any person other than IBERIA shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval to:



    . merge or consolidate, or enter into any similar transaction with Acadiana or LBA Savings Bank,



    . purchase, lease, or otherwise acquire any substantial portion of the assets of Acadiana or LBA Savings Bank, or



    . purchase or otherwise acquire by way of merger, consolidation, share exchange, or any similar transaction, securities representing 20% or more of the voting power of Acadiana or LBA Savings Bank;



  . any person, other than IBERIA, any IBERIA subsidiary, or LBA Savings Bank in a fiduciary capacity, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Acadiana common stock or common stock of LBA Savings Bank, excluding shares beneficially owned prior to September 22, 2002;



  . any person, other than IBERIA or any IBERIA subsidiary, shall have made a bona fide proposal to Acadiana by public announcement or written communication that is or becomes the subject of public disclosure to



    . acquire Acadiana or LBA Savings Bank by merger, consolidation, share exchange, purchase of all or substantially all of its assets or any other similar transaction or



    .  make an offer described in clauses (a) or (b), above; or



  . Any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Securities Exchange Act of 1934 in opposition to approval of the merger agreement by Acadiana's shareholders.



   Upon the occurrence of a purchase event that occurs prior to the termination of the option, IBERIA may demand, while the option is exercisable, that the option and the related option shares be registered under the Securities Act at Acadiana's expense. Upon receipt of such notice, Acadiana must promptly effect such registration, subject to certain exceptions. IBERIA is entitled to a second such registration at IBERIA's expense.


                        FEDERAL INCOME TAX CONSEQUENCES


   The following is a summary of the opinion of Castaing, Hussey & Lolan, LLC which the companies have received concerning the material federal income tax consequences to holders of Acadiana common stock resulting from the merger agreement. Consummation of the merger is conditioned upon receipt by the companies of such opinion dated the date set for consummation of the merger agreement. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time:



  . The merger qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code, and Acadiana and IBERIA each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.



  . No gain or loss will be recognized by Acadiana or IBERIA as a result of the merger.

  . a shareholder of Acadiana who receives both IBERIA common stock and cash consideration in exchange for all of his or her shares of Acadiana common stock generally will recognize gain, but not loss, to the extent of the lesser of:



    .  the excess, if any, of



      . the sum of the aggregate fair market value of the cash and IBERIA common stock received over



      .  the shareholder's tax basis in Acadiana common stock; and



    .  the amount of cash received;



    . Any such gain will be long-term capital gain (provided such shares of Acadiana common stock were held as capital assets at the effective time of the Merger) if the shares of Acadiana common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, in which case gain will be treated as a dividend to the extent of such shareholder's ratable share of the undistributed accumulated earnings and profits of Acadiana.



  . the aggregated tax basis of the IBERIA common stock received by shareholders of Acadiana who exchange all of their Acadiana common stock in the merger will equal such shareholder's aggregate tax basis in the shares of Acadiana common stock being exchanged, reduced by any amount allocable to a fractioned share interest of IBERIA common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any recognized by such shareholder in the merger,



  . the holding period of the shares of IBERIA common stock received in the merger will include the period during which the shares of Acadiana common stock surrendered in exchange therefor were held, provided such shares of Acadiana common stock were held as capital assets at the effective time of the merger.



  . for federal income tax purposes, cash received by a holder of Acadiana common stock in lieu of a fractional share interest in IBERIA common stock will be treated as received in redemption of a fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Acadiana common stock allocable to such fractional share interest, if the deemed redemption meaningfully reduces the Acadiana shareholder's interest in IBERIA, taking into account the constructive ownership rules of the Code. A common shareholder that owns an extremely small percentage of Acadiana common stock, exercises no control over the affairs of IBERIA or Acadiana and does not actually or constructively own any shares of IBERIA stock other than those received in the Merger, will be treated as experiencing a meaningful reduction in interest.


   The opinion of Castaing, Hussey & Lolan, LLC is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.


   AS A RESULT OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, IT IS RECOMMENDED THAT EACH SHAREHOLDER CONSULT HIS PERSONAL TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER AGREEMENT.

                              DISSENTERS' RIGHTS


   Unless the merger agreement is approved by the holders of at least 80% of its outstanding common stock, Section 131 of the LBCL allows a shareholder of Acadiana who objects to the merger agreement and who complies with the provisions of that section to dissent from the merger agreement and to have paid to him in cash the fair cash value of his shares of Acadiana common stock as of the day before the meeting, as determined by agreement between the shareholder and IBERIA or by the Civil District Court for the Parish of Lafayette if the shareholder and IBERIA are unable to agree. Shareholders of IBERIA are not entitled to dissenters' rights.



   To exercise the right of dissent, an Acadiana shareholder:



  . must file with Acadiana a written objection to the merger agreement prior to or at the meeting and



  . must also vote his shares (in person or by proxy) against the merger agreement at such meeting.



   Neither a vote against the merger agreement nor a specification in a proxy to vote against the merger agreement will in and of itself constitute the necessary written objection to the merger agreement. Moreover, by voting in favor of, or abstaining from voting on, the merger agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the merger agreement, a shareholder waives his rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the merger agreement should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.



   If the merger agreement is approved by less than 80% of the total number of shares of Acadiana common stock outstanding, then promptly after the effective date written notice of the consummation of the merger agreement will be given by IBERIA by registered mail to each former shareholder of Acadiana who filed a written objection to the merger agreement and voted against it at such shareholder's last address on Acadiana's records. Within 20 days after the mailing of such notice, the shareholder must file with IBERIA a written demand for payment for his shares at their fair cash value as of the day before the Acadiana meeting and must state the amount demanded and a post office address to which IBERIA may reply. He must also deposit the certificates formerly representing his shares of Acadiana common stock in escrow with a bank or trust company located in Lafayette Parish, Louisiana. The certificates must be duly endorsed and transferred to IBERIA upon the sole condition that they be delivered to IBERIA upon payment of the value of the shares in accordance with
Section 131. With the above-mentioned demand, the shareholder must also deliver to IBERIA the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.



   Unless the shareholder objects to and votes against the merger agreement, demands payment, endorses and deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the merger agreement and will forfeit any right to seek payment pursuant to Section 131.



   If IBERIA does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify such shareholder in writing at the designated post office address of either (i) the amount it will agree to pay or (ii) its belief that no payment is due. In this regard, shareholders should be aware that opinions of investment banking firms as to fairness from a financial point of view, including the opinion of Triangle Capital Partners, LLC described in this proxy statement and prospectus, are not opinions as to "fair value" under Louisiana law, and a determination of the fair cash value of the shares could be less than the consideration to be paid by IBERIA in the merger.



   If the shareholder does not agree to accept the offered amount, or disagrees with IBERIA's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against IBERIA in the Civil District Court for the Parish of Lafayette for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against IBERIA by another former shareholder for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept IBERIA's statement that no payment is due or, if IBERIA does not contend that no payment is due, to accept the amount specified by IBERIA in its notice of disagreement.



   If, upon the filing of any such suit or intervention, IBERIA deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice IBERIA offered to pay such amount to the shareholder on demand, then the costs, not including legal fees, of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs, not including legal fees, will be taxed against IBERIA.



   Upon filing a demand for the value of his shares, a shareholder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before IBERIA gives its notice of disagreement, but thereafter only with the written consent of IBERIA. If his demand is properly withdrawn, or if the shareholder otherwise loses his dissenters' rights, he will be restored to his rights as a shareholder as of the time of filing of his demand for fair cash value.


   Until the effective date, dissenting shareholders of Acadiana should send any communications regarding their rights to Donna H. Domec, Corporate Secretary, Acadiana Bancshares, Inc., 200 West Congress Street, Lafayette, Louisiana 70501. After the effective date of the merger, dissenting shareholders should send any communications regarding their rights to George J. Becker, Secretary, IBERIABANK Corporation, 1011 East Admiral Doyle Drive, New Iberia, Louisiana 70560. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Acadiana.

                          INFORMATION ABOUT ACADIANA

   Acadiana Bancshares, Inc. is a Louisiana-chartered bank holding company with its headquarters at 200 West Congress Street, Lafayette, Louisiana 70501. Its banking subsidiary, LBA Savings Bank, is a Louisiana chartered savings bank which operates five full-service branches in Lafayette and New Iberia and a loan production office in Eunice, Louisiana.


   Copies of Acadiana's 2001 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 accompany this proxy statement and prospectus and should be read in conjunction herewith. In addition, the following documents have been filed by Acadiana with the Commission and are incorporated by reference into this proxy statement and prospectus: Acadiana's Annual Report on Form 10-K for the year ended December 31, 2001, Acadiana's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and Acadiana's Report on Form 8-K filed on October 11, 2002. See "Where You Can Find More Information" for information with respect to securing copies of documents incorporated by reference in this proxy statement and prospectus.



                           INFORMATION ABOUT IBERIA



   IBERIA is the parent holding company for IBERIABANK, a Louisiana state full service bank with operations throughout Louisiana. The following documents, or the indicated portions thereof, have been filed by IBERIA with the Commission, and are incorporated by reference into this proxy statement and prospectus:
IBERIA's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and Reports on Form 8-K filed on July 15, 2002, September 23, 2002, and November 25, 2002.


   Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement and prospectus.

                      ADJOURNMENT OF THE SPECIAL MEETING


   In the event that there are not sufficient votes to constitute a quorum or to approve the adoption of the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Acadiana at the time of the special meeting to be voted for an adjournment, if necessary, Acadiana has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Acadiana unanimously recommends that shareholders vote "FOR" the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned, if the special meeting is adjourned for 30 days or less.


                                 LEGAL MATTERS


   Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of IBERIA common stock to be issued in connection with the merger agreement have been duly authorized and, if and when issued pursuant to the terms of the merger agreement, will be validly issued, fully paid and non-assessable.


                                    EXPERTS

   The 2001 consolidated financial statements of Acadiana incorporated in this proxy statement and prospectus by reference from Acadiana's Annual Report to Stockholders for the year ended December 31, 2001 have been audited by Castaing, Hussey & Lolan, LLC, independent auditors, as stated in their report, which has been incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


   The audited consolidated financial statements of IBERIA and its subsidiaries incorporated by reference herein have been audited by Castaing, Hussey & Lolan, LLC, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.


                                 OTHER MATTERS


   At the time of the preparation of this proxy statement and prospectus, neither Acadiana nor IBKC had been informed of any matters to be presented for action at the meeting other than consideration of approval of the merger agreement. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.




          SHAREHOLDER PROPOSALS FOR THE ACADIANA 2003 ANNUAL MEETING

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by Acadiana in connection with the next annual meeting of shareholders of Acadiana, which will be held only if the merger is not consummated before the time of such meeting, was November 23, 2002. In addition, Acadiana's Articles of Incorporation provide that any director nominations and proposals submitted by shareholders must be received by Acadiana no later than 90 days prior to the anniversary date of the immediately proceeding annual meeting of shareholders, or January 25, 2003. Acadiana's Articles of Incorporation also require that director nominations and proposals submitted by shareholders contain certain information about the nomination or the proposals and about the shareholder making the submission.
Any director nominations or proposals should be mailed to: Corporate Secretary, Acadiana Bancshares, Inc., 200 West Congress Street, Lafayette, Louisiana 70501.

   Shareholders are urged to sign the enclosed proxy and return it at once in the enclosed envelope.

             IBERIABANK CORPORATION AND ACADIANA BANCSHARES, INC.

                   PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (unaudited)


   The following unaudited pro forma combined financial statements were prepared in connection with IBERIA's offer to exchange each outstanding share of Acadiana common stock for $7.88 cash and between .6848 and .9265 shares of IBERIA common stock, subject to adjustment, and give effect to the purchase accounting adjustments and other assumptions described in the accompanying notes. The unaudited pro forma combined balance sheet is based upon the unaudited consolidated balance sheets of IBERIA and Acadiana as of September 30, 2002. The unaudited pro forma combined statement of income are based on the consolidated statements of income of IBERIA and Acadiana for the nine-month period ended September 30, 2002 (unaudited) and the year ended December 31, 2001. The pro forma combined financial statements do not give effect to the anticipated cost savings or the disposition of certain yet-to-be identified assets.


   The resolution of the pending matters pertaining to the assets and liabilities of Acadiana described above, as well as the operations of Acadiana subsequent to September 30, 2002, will affect the allocation of the purchase price. In addition, changes to the adjustments already included in the unaudited pro forma combined financial statements are expected as valuations of assets and liabilities are completed and as additional information becomes available. An increase in the unallocated portion of the purchase price remaining after fair value adjustments will result in a greater final allocation to goodwill which will have a corresponding reduction in tangible common equity. A decrease in the unallocated portion of the purchase price remaining after fair value adjustments will have the opposite effect. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma combined financial statements.


   The information shown below should be read in conjunction with the consolidated historical financial statements of IBERIA and Acadiana, including the respective notes, which are incorporated by reference in this prospectus and the unaudited pro forma combined per share financial information which appear elsewhere in this prospectus. The pro forma data are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future. The pro forma data are also not necessarily indicative of the combined financial position or results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma financial statements are presented. The pro forma financial statements are based on an assumed .8371 exchange ratio (see Note 2 at page F-5).

              IBERIABANK CORPORATION AND ACADIANA BANCSHARES, INC

                       PRO FORMA COMBINED BALANCE SHEET

                              SEPTEMBER 30, 2002
                                  (unaudited)


                                                     Historical
                                               ---------------------
                                               IBERIABANK   Acadiana      Pro Forma      Pro Forma
(In thousands)                                 Corporation Bancshares    Adjustments     Combined
--------------                                 ----------- ---------- -----------       ----------
ASSETS
Cash and due from banks....................... $   46,159   $ 23,190  $ (15,763) (a)    $   53,586
Investment securities.........................    317,088     54,363         151 (b)       371,602
Mortgage loans held for sale..................      7,827      3,272          --            11,099
Loans.........................................  1,003,103    209,419       4,013 (b)     1,216,535
Allowance for loan loss.......................    (12,518)    (2,392)         --           (14,910)
                                               ----------   --------  ----------        ----------
   Net loans..................................    990,585    207,027       4,013         1,201,625
                                               ----------   --------  ----------        ----------
Goodwill......................................     35,401         --      24,809 (c)        60,210
Other assets..................................     62,987     21,054       4,853 (b)        88,894
                                               ----------   --------  ----------        ----------
   Total assets............................... $1,460,047   $308,906  $   18,063        $1,787,016
                                               ==========   ========  ==========        ==========
LIABILITIES
Noninterest-bearing deposits.................. $  151,078   $ 14,546          --        $  165,624
Interest-bearing deposits.....................  1,061,431    193,873       3,758 (b)     1,259,062
                                               ----------   --------  ----------        ----------
   Total deposits.............................  1,212,509    208,419       3,758         1,424,686
Short-term borrowings.........................     47,296      1,605          --            48,901
Long-term debt................................     37,919     68,211       5,943 (b)(d)    112,073
Other liabilities.............................     19,292      1,846          --            21,138
                                               ----------   --------  ----------        ----------
   Total liabilities..........................  1,317,016    280,081       9,701         1,606,798
                                               ----------   --------  ----------        ----------
SHAREHOLDERS' EQUITY
Preferred stock...............................         --         --          --                --
Common stock..................................      7,381         27         961             8,369
Additional paid-in-capital....................     71,739     32,986       3,213           107,938
Retained earnings.............................     98,783     26,602    (26,602)            98,783
Other.........................................     (1,403)      (542)        542            (1,403)
Less: Treasury stock..........................    (33,469)   (30,248)     30,248           (33,469)
                                               ----------   --------  ----------        ----------
   Total shareholders' equity.................    143,031     28,825       8,362 (e)       180,218
                                               ----------   --------  ----------        ----------
   Total liabilities and shareholders' equity. $1,460,047   $308,906  $   18,063        $1,787,016
                                               ==========   ========  ==========        ==========

--------
(a) $9.3 million for payment of $7.88 cash per Acadiana share and $6.5 million for after-tax cost of one-time expenses and cash-out of Acadiana options
(b) Fair value adjustments, including $3.2 million of core deposit intangibles in other assets
(c) Goodwill resulting from merger
(d) Cancellation of Acadiana ESOP debt resulting in a $1.2 million reduction in liability

(e) Elimination of Acadiana equity and issuance of 988,229 shares of IBERIA stock, based on value of IBERIA stock as of September 30, 2002, at a fair market value of $37.2 million


             See notes to pro forma combined financial statements.

              IBERIABANK CORPORATION AND ACADIANA BANCSHARES, INC

                    PRO FORMA COMBINED STATEMENT OF INCOME

                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (unaudited)


                                                          Historical
                                                    ----------------------
                                                    IBERIABANK   Acadiana   Pro Forma    Pro Forma
(In thousands, except per share data)               Corporation Bancshares Adjustments   Combined
-------------------------------------               ----------- ---------- -----------   ---------
Interest and Dividend Income
Investment securities..............................  $ 17,833    $ 2,085     $   (15)(a) $ 19,903
Loans..............................................    79,947     20,232        (951)(b)   99,228
Other..............................................     2,588        651        (323)(c)    2,916
                                                     --------    -------     -------     --------
   Total interest and dividend income..............   100,368     22,968      (1,289)     122,047
                                                     --------    -------     -------     --------
Interest Expense
Deposits...........................................    42,127      9,467      (1,756)(d)   49,838
Short-term borrowings..............................       617         56                      673
Long-term debt.....................................     3,274      3,953      (1,091)(e)    6,136
                                                     --------    -------     -------     --------
   Total interest expense..........................    46,018     13,476      (2,847)      56,647
                                                     --------    -------     -------     --------
Net Interest Income................................    54,350      9,492       1,558       65,400
Provision for loan losses..........................     5,046         20          --        5,066
                                                     --------    -------     -------     --------
Net interest income after provision for loan losses    49,304      9,472       1,558       60,334
                                                     --------    -------     -------     --------
Noninterest Income
Service charges on deposit accounts................     8,054        918          --        8,972
Gain on sale of loans, net.........................     2,234        720          --        2,954
Other..............................................     4,856        210          --        5,066
                                                     --------    -------     -------     --------
   Total noninterest income........................    15,144      1,848          --       16,992
                                                     --------    -------     -------     --------
Noninterest Expense
Salaries and employee benefits.....................    21,187      4,243                   25,430
Occupancy and equipment............................     5,439        643          51 (f)    6,133
Amortization of acquisition intangibles............     3,151         --         915 (g)    4,066
Communication and delivery.........................     2,510        297          --        2,807
Other..............................................     9,424      2,502          --       11,926
                                                     --------    -------     -------     --------
   Total noninterest expense.......................    41,711      7,685         966       50,362
                                                     --------    -------     -------     --------
Income Before Income Taxes.........................    22,737      3,635         592       26,964
Income tax expense.................................     8,229      1,317         207 (h)    9,753
                                                     --------    -------     -------     --------
Net Income.........................................  $ 14,508    $ 2,318     $   385     $ 17,211
                                                     ========    =======     =======     ========
Earnings per share--basic..........................  $   2.48    $  2.12                 $   2.66
                                                     ========    =======                 ========
Earnings per share--diluted........................  $   2.36    $  2.00                 $   2.41
                                                     ========    =======                 ========

--------
(a) Amortization of premium recorded on securities
(b) Amortization of premium recorded on loans
(c) Adjustment for lost interest on cash paid
(d) Amortization of premium recorded on deposits
(e) Amortization of premium recorded on FHLB borrowings
(f) Depreciation of fair value adjustment to fixed assets
(g) Amortization of core deposit intangible and mortgage servicing rights
(h) Tax effect of all other adjustments at 35%

             See notes to pro forma combined financial statements.

             IBERIABANK CORPORATION AND ACADIANA BANCSHARES, INC.

                    PRO FORMA COMBINED STATEMENT OF INCOME

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                                  (unaudited)


                                                          Historical
                                                    ----------------------
                                                    IBERIABANK   Acadiana   Pro Forma    Pro Forma
(In thousands, except per share data)               Corporation Bancshares Adjustments   Combined
-------------------------------------               ----------- ---------- -----------   ---------
Interest and Dividend Income
Investment securities..............................  $ 11,634    $ 1,935     $   (11)(a) $ 13,558
Loans..............................................    53,687     12,382        (718)(b)   65,351
Other..............................................       589        292        (242)(c)      639
                                                     --------    -------     -------     --------
   Total interest and dividend income..............    65,910     14,609        (971)      79,548
                                                     --------    -------     -------     --------
Interest Expense
Deposits...........................................    19,225      4,717      (1,333)(d)   22,609
Short-term borrowings..............................       368         30                      398
Long-term debt.....................................     1,918      2,906        (827)(e)    3,997
                                                     --------    -------     -------     --------
   Total interest expense..........................    21,511      7,653      (2,160)      27,004
                                                     --------    -------     -------     --------
Net Interest Income................................    44,399      6,956       1,189       52,544
Provision for loan losses..........................     4,498         --          --        4,498
                                                     --------    -------     -------     --------
Net interest income after provision for loan losses    39,901      6,956       1,189       48,046
                                                     --------    -------     -------     --------
Noninterest Income
Service charges on deposit accounts................     7,334        590          --        7,924
Gain on sale of loans, net.........................     1,406        525          --        1,931
Other..............................................     4,522        495          --        5,017
                                                     --------    -------     -------     --------
   Total noninterest income........................    13,262      1,610          --       14,872
                                                     --------    -------     -------     --------
Noninterest Expense
Salaries and employee benefits.....................    17,238      3,483          --       20,721
Occupancy and equipment............................     4,088        513          39(f)     4,640
Amortization of acquisition intangibles............       224         --         688(g)       912
Communication and delivery.........................     1,894        244          --        2,138
Other..............................................     9,371      1,917          --       11,288
                                                     --------    -------     -------     --------
   Total noninterest expense.......................    32,815      6,157         727       39,699
                                                     --------    -------     -------     --------
Income Before Income Taxes.........................    20,348      2,409         462       23,219
Income tax expense.................................     6,612        842         162(h)     7,616
                                                     --------    -------     -------     --------
Net Income.........................................  $13,736     $ 1,567     $   300     $15,603
                                                     ========    =======     =======     ========
Earnings per share--basic..........................  $   2.41    $  1.49                 $   2.33
                                                     ========    =======                 ========
Earnings per share--diluted........................  $   2.23    $  1.38                 $   2.18
                                                     ========    =======                 ========

--------
(a) Amortization of premium recorded on securities
(b) Amortization of premium recorded on loans
(c) Adjustment for lost interest on cash paid
(d) Amortization of premium recorded on deposits
(e) Amortization of premium recorded on FHLB borrowings
(f) Depreciation of fair value adjustment to fixed assets
(g) Amortization of core deposit intangible and mortgage servicing rights
(h) Tax effect of all other adjustments at 35%

             See notes to pro forma combined financial statements.

             IBERIABANK CORPORATION AND ACADIANA BANCSHARES, INC.

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (unaudited)

NOTE 1--BASIS OF PRESENTATION


   The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of IBERIA and Acadiana as if the merger had been effective on September 30, 2002. The pro forma combined statements of income for the nine month period ended September 30, 2002 and the year ended December 31, 2001 combine the historical consolidated statements of income of IBERIA and Acadiana as if the merger is effective on January 1/st/ of each of the periods presented. Certain amounts in the historical financial statements of Acadiana have been reclassified in the unaudited pro forma combined financial statements to conform to IBERIA's historical financial statements.



   The merger is accounted for as a purchase. In accordance with Financial Accounting Standards Board Statement Nos. 141 and No. 142, assets and liabilities of Acadiana are adjusted to their estimated fair value and combined with the recorded values of the assets and liabilities of IBERIA. Applicable income tax effects of such adjustments are included as a component of IBERIA's net deferred tax asset. Adjustments are made to reflect the recording of intangibles as well as to eliminate any intangible balances previously recorded by Acadiana in accordance with the purchase method of accounting.


   Determination of the fair value of Acadiana's assets and liabilities has been estimated based on best available information. Purchase accounting adjustments are subject to change as new information becomes available.

NOTE 2--PURCHASE PRICE


   The purchase price is based on exchanging $7.88 in cash and .8371 shares of IBERIA common stock for each outstanding Acadiana share at the closing price per share of IBERIA common stock on September 30, 2002, the date of the pro forma balance sheet. Exercise of Acadiana's stock options are not included in the number of outstanding shares of Acadiana on the assumption that all options will be cashed out on the closing date at a price equal to the fair market value of IBERIA stock to be issued less the exercise price of the option.



   Based upon values as of September 30, 2002, the total market value of the IBERIA common stock to be issued in connection with the merger is calculated as follows (in thousands):



  Acadiana's common shares outstanding on September 30, 2002.........   1,180
  Exchange ratio.....................................................   .8371
                                                                      -------
  IBERIA common stock to be issued...................................     988
  Market price per share of IBERIA common stock at September 30, 2002 $ 37.63
                                                                      -------
  Total market value of IBERIA common stock to be issued............. $37,187
                                                                      =======



   In addition to the above market value of the IBERIA common stock to be issued, the total purchase price will include other direct merger costs of IBERIA, such as legal, investment banking and other professional fees.

             IBERIABANK CORPORATION AND ACADIANA BANCSHARES, INC.

                                  (unaudited)


NOTE 3--ALLOCATION OF PURCHASE PRICE


   Certain matters are still pending that will have an effect on the ultimate allocation of the purchase price. Accordingly, the allocation of the purchase price has not been finalized and the portion of the purchase price allocated to goodwill and identifiable intangibles is subject to change. All amounts are based on best available information as of September 30, 2002, including the amount assigned to core deposit intangibles, which will be determined through a core deposit study at a later date.



   The purchase price in thousands of dollars has been allocated as described in the table below:



Historical net assets applicable to Acadiana's common stock at September 30, 2002.....          $28,825
After tax merger related charges, severance payments and data processing contract
  termination costs...................................................................           (3,080)
Payment in settlement of Acadiana's outstanding stock options, net of tax.............           (3,380)
Increase (decrease) to Acadiana's net asset value at September 30, 2002 as a result of estimated fair value adjustments:
   Investment Securities.............................................................. $   151
   Loans..............................................................................   4,013
   Fixed Assets.......................................................................   1,565
   Core Deposit Intangibles...........................................................   3,163
   Other Assets.......................................................................    (325)
   Deposits...........................................................................  (3,758)
   FHLB Borrowings....................................................................  (7,143)
   Unearned ESOP liability............................................................   1,200
   Deferred taxes on fair value adjustments...........................................     450
                                                                                       -------
       Net estimated fair value adjustments...........................................             (684)
Elimination of Acadiana's existing goodwill and identifiable intangibles..............               --
                                                                                                -------
   Total preliminary allocation of purchase price.....................................           21,681
Goodwill due to the merger............................................................           24,809
                                                                                                -------
   Total purchase price...............................................................          $46,490
                                                                                                =======



   It is expected that approximately $5.6 million of costs related to premises, severance and other restructuring charges will be incurred in connection with the merger. To the extent that this amount includes costs related to Acadiana's premises, employees and operations, they will affect the final amount of goodwill as of the consummation of the merger. The remaining costs related to IBERIA's premises, employees and operations as well as all costs relating to systems conversions and other indirect, integration costs will be expensed, either upon consummation of the merger or as incurred.


NOTE 4--TRANSACTION FUNDING

   For purposes of these statements, funding for the transaction has been assumed to come out of interest-bearing cash currently invested as of September 30, 2002 at 2.05%. Alternative funding sources for this transaction and other liquidity requirements include borrowings or the issuance of trust preferred stock.

             IBERIABANK CORPORATION AND ACADIANA BANCSHARES, INC.

                                  (unaudited)


NOTE 5--AVERAGE SHARES OUTSTANDING


   The pro forma weighted average shares outstanding for each of the periods presented is based on the historical IBERIA weighted average shares outstanding plus the shares of common stock to be issued to Acadiana shareholders. Based on the price of IBERIA stock at September 30, 2002, a total of 988,229 shares would be issued in the merger.


NOTE 6--PURCHASE ADJUSTMENT AMORTIZATION PERIOD

   The following assumptions were utilized for purposes of determining the pro forma effect of the Acadiana acquisition on the statement of income:

                                         Amortization Method of Amortization or
Category of Purchase Adjustment             Period            Accretion
-------------------------------          ------------ -------------------------
Investment securities (held to maturity)   10 years    Straight line
Mortgage loans..........................    7 years    Interest method
Other loans.............................    3 years    Straight line
Buildings...............................   35 years    Straight line
Core deposit intangibles................    7 years    Sum of the Years Digits
Deposits................................  2.8 years    Interest method
Long-term debt..........................  6.5 years    Interest method

          [Letterhead of Triangle Capital Partners, LLC Appears here]



                                                               January 10, 2003


Board of Directors
Acadiana Bancshares, Inc.
200 West Congress Street
Lafayette, LA 70501

Members of the Board of Directors:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders ("Holders") of the common stock (the "Shares") of Acadiana Banchares, Inc. ("ANA") of the Merger Consideration to be paid by IBERIABANK Corporation ("IBKC") in connection with the proposed merger (the "Merger") between ANA and IBKC. The Merger will be completed pursuant to the Agreement and Plan of Merger dated September 22, 2002 (the "Agreement") by and between ANA and IBKC. Pursuant to the Agreement, ANA will be merged into a wholly owned subsidiary of IBKC.

   Under the terms of the Agreement, at the Effective Time, each of the outstanding Shares, other than certain shares specified in the Agreement, will be converted into cash in the amount of $7.88 per share and common stock in an exchange ratio ranging from 0.6848 to 0.9265 shares of IBKC common stock (subject to adjustment under certain defined circumstances) (such cash and common stock proposed to be received by the Holders (other than any Shares held by IBKC or their affiliates) being referred to herein as the "Merger Consideration"). Once the exchange ratio has been fixed, based on a valuation period that will conclude in the month in which the transaction is completed, the market value of the stock portion of the Merger Consideration to be paid by IBKC will fluctuate from that point forward with changes in IBKC's stock price. The Merger Agreement may be terminated prior to the Effective Time by the board of directors of ANA if the Market Value (as defined in the Agreement) is less than $30.00, subject to IBKC's right to increase the cash portion of the Merger Consideration.

   In arriving at our fairness opinion, we have reviewed certain publicly available business, financial and stockholder information relating to IBKC and its subsidiaries and to ANA and its subsidiaries. In addition, we have reviewed certain financial information provided to us by both IBKC and ANA pertaining to their respective business plans and projections.

   In connection with the foregoing, we have (i) reviewed the Agreement, (ii) IBKC's Annual Report, Proxy Statement, and Form 10-K for the three calendar years ended December 31, 2001, 2000 and 1999, and IBKC's quarterly reports on Form 10-Q for the trailing three calendar quarters through September 30, 2002,
(iii) ANA's Annual Report, Proxy Statement, and Form 10-K for the three calendar years ended December 31, 2001, 2000 and 1999, and ANA's quarterly reports on Form 10-Q for the trailing three calendar quarters through September 30, 2002. In addition, with respect to both IBKC and ANA, we have reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to us by IBKC and ANA, have held discussions with members of senior management of ANA and IBKC, including without limitation, their respective outside accountants, legal advisors and others concerning the past and current results of operations of ANA and IBKC, their respective current financial condition and managements' opinion of their respective future prospects. We have also reviewed the historical record of reported prices, trading activity and dividend payments for both IBKC and ANA. We have compared the reported financial terms of selected recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate under the circumstances.

   For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the material furnished to us by ANA and IBKC and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including forecasts we received from IBKC and ANA, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of IBKC and ANA. In addition, we have not made or obtained any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of IBKC or ANA. We have further relied on the assurances of management of IBKC and ANA that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might produce Merger Consideration for ANA or its Holders in an amount in excess of that contemplated in the Merger (and ANA has informed us that no alternative transaction is, and we are not otherwise aware of any alternative transaction that is, currently being contemplated by ANA).

   In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement. We have also assumed that the Fee Adjustment Amount (as defined in the Agreement), if any, will not exceed $3 million. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Merger.

   In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to IBKC or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof.

   We have acted as financial advisor to ANA in connection with the Merger and will receive a fee for such services, including a fee that is contingent upon rendering this opinion and a fee which is contingent upon consummation of the Merger. In addition, ANA has agreed to indemnify us for certain liabilities arising out of our engagement by ANA in connection with the Merger.

   This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner of for any purpose whatsoever without our prior written consent, although this opinion may be (i) furnished to IBKC for inspection purposes only, provided however, that such consent to provide IBKC with a copy of this opinion is based on the condition that each of ANA and IBKC have acknowledged and agreed that IBKC is not authorized to and shall not rely on this opinion, and (ii) included in its entirety in the proxy statement/prospectus of ANA used to solicit stockholder approval of the Merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to revise or reaffirm this opinion. The opinion does not in any matter address the prices at which the capital stock of ANA or IBKC or any of their respective affiliates has traded in the past or at which such stock of IBKC or any of its affiliates may trade after the Merger. It is understood that this letter is directed to the Board of Directors of ANA in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any Holder as to how such Holder should vote with respect to the Merger.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the Merger Consideration to be paid by IBKC in the Merger is fair, from a financial point of view, to the Holders of ANA.

                                          Very truly yours,

                                          /s/ TRIANGLE CAPITAL PARTNERS, LLC

                                          TRIANGLE CAPITAL PARTNERS, LLC

                         AGREEMENT AND PLAN OF MERGER

   Agreement and Plan of Merger ("Agreement") as of September 22, 2002, between Acadiana Bancshares, Inc. ("ANA"); and IBERIABANK Corporation, a Louisiana corporation ("IBKC").

                                   RECITALS

   1. Each of ANA and IBKC is a registered bank holding company under the BHC Act (such term and other capitalized terms used in this Agreement are used as defined in Section I).

   2. The Board of Directors of each of ANA and IBKC believes that the transactions described in this Agreement are in the best interests of such Party and its shareholders.

   3. By virtue of the reorganization that is effectuated by this Agreement,
(a) ANA will be merged into a wholly-owned subsidiary of IBKC, and (b) as a result of the foregoing Merger, except as provided in this Agreement, the then outstanding shares of ANA Common Stock will be converted into shares of IBKC Common Stock and cash.

   4. The Merger is subject to prior approval of, among others, the shareholders of ANA and the Federal Reserve, and the prior satisfaction of certain other conditions set forth in this Agreement.

   5. ANA has simultaneously executed and delivered its Stock Option Agreement to IBKC, by which ANA grants to IBKC an option to purchase shares of ANA Common Stock under certain circumstances described therein.

   6. The Parties intend that the reorganization contemplated by this Agreement qualify for federal income tax purposes as a tax-free reorganization under the Internal Revenue Code.

                                   AGREEMENT

   In consideration of the foregoing and of the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

                                  SECTION I.

                                  DEFINITIONS

   Except as may otherwise be provided in this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms as applicable:

   1.1 "Acquisition Proposal"--any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving ANA or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement to engage in any of the foregoing.

   1.2 "Acquisition Transaction"--with respect to each Party, any of (i) a merger, consolidation or share exchange, or any similar transaction (other than the Merger), (ii) a purchase, lease or other acquisition of all or substantially all the assets of such Party or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) (a "Significant Subsidiary") of such Party, (iii) a purchase or other acquisition of beneficial ownership by any person or "group" (as such term is defined in Section 13(d)(3) of the 1934
Act) (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of such Party or any Significant Subsidiary of such Party, but excluding the acquisition of beneficial ownership by any employee benefit plan maintained or sponsored by such Party, (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of such Party, (v) a public proxy or consent solicitation made to shareholders of such Party seeking proxies in opposition to any proposal that has been recommended by the Board of Directors of such Party, (vi) the filing of an application or notice with the Federal Reserve or other federal or state bank regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or (vii) the making of a bona fide proposal to such Party or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in one or more of the transactions or events referenced in clauses (i) through (v) above.

   1.3 "Agreement"--this Agreement and Plan of Merger.

   1.4 "ANA Common Stock"--the Common Stock of ANA.

   1.5 "ANA Companies"--collectively, ANA and all ANA Subsidiaries.

   1.6 "ANA ESOP"--the ANA Employee Stock Ownership Plan.

   1.7 "ANA 401(k) Plan"--the LBA Bank 401(k) Savings Plan.

   1.8 "ANA Stock Option Plan"--the Stock Option Plan approved by the ANA Board of Directors in 1996.

   1.9 "ANA Subsidiaries"--the Subsidiaries of ANA, which shall include LBA Bank and the other ANA Subsidiaries described in Section 5.3 of this Agreement, and any corporation, bank, savings bank, association or other entity that becomes a Subsidiary of ANA prior to the Effective Time.

   1.10 "BCL"--the Louisiana Business Corporation Law.

   1.11 "BHC Act"--the federal Bank Holding Company Act of 1956.

   1.12 "Business Day"--Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Louisiana are authorized or obligated to close.

   1.13 "Certificates"--the certificates representing shares of ANA Common Stock on or prior to the Effective Time.

   1.14 "Closing"--the closing of the transactions contemplated hereunder as described in Section 3.1 of this Agreement.

   1.15 "Code"--the Internal Revenue Code of 1986.


   1.16 "Dissenters Shares"--shares of ANA Common Stock as to which dissenters rights have been perfected and not withdrawn or otherwise forfeited under
Section 131 of the BCL.

   1.17 "Effective Time"--the date and time at which the Merger becomes effective, as described in Section 3.2 of this Agreement.

   1.18 "ERISA"--the Employee Retirement Income Security Act of 1974.

   1.19 "Exchange Agent"--IBKC's stock transfer agent or such other third party experienced in the stock transfer business reasonably acceptable to ANA which shall act as the exchange agent pursuant to Section 2.3 hereof.

   1.20 "Exchange Ratio"--the quotient, rounded to the nearest ten-thousandth, obtained by dividing $31.50 by the Market Value, provided that (i) if the Market Value is greater than $46.00, the Exchange Ratio shall be fixed at
0.6848 (the "Maximum Stock Ratio"), and (ii) if the Market Value is less than $34.00, the Exchange Ratio will be fixed at 0.9265 (the "Minimum Stock Ratio"), provided, however, that the Exchange Ratio shall be adjusted in accordance with
Section 2.3(a)(i) hereof in the event of a Stock Reduction and/or pursuant to
Section 2.3(c) hereof.

   1.21 "Fee Adjustment Amount"--the amount, if any, by which the legal fees incurred by ANA in connection with the negotiation and review of this Agreement and consummation of the transactions contemplated hereby exceed $180,000 (the "Threshold").

   1.22 "Financial Statements"--(i) the audited consolidated balance sheets (including related notes and schedules, if any) of a Party as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the respective periods then ended, as filed by such Party in SEC Documents and (ii) the unaudited consolidated balance sheets of such Party (including related notes and schedules, if any) and related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed by such Party with respect to periods ended subsequent to December 31, 2001.

   1.23 "Federal Reserve"--the Board of Governors of the Federal Reserve System.

   1.24 "GAAP"--generally accepted accounting principles.

   1.25 "IBAC"--IBERIABANK Acquisition Corporation, a wholly-owned subsidiary of IBKC.

   1.26 "IBERIABANK"--IBERIABANK, a wholly-owned subsidiary of IBKC.

   1.27 "IBKC Common Stock"--the Common Stock of IBKC.

   1.28 "IBKC Companies"--collectively, IBKC and all IBKC Subsidiaries

   1.29 "IBKC Stock Incentive Plan"--IBKC's Stock Incentive Plan.

   1.30 "IBKC Subsidiaries"--the Subsidiaries of IBKC, which shall include the IBKC Subsidiaries described in Section 5.3 of this Agreement and any corporation, bank, savings bank, association or other entity that becomes or is acquired as a Subsidiary of IBKC in the future.

   1.31 "LBA Bank"--LBA Savings Bank, a Subsidiary of ANA.

   1.32 "Market Value"--the average of the closing sales prices of a share of IBKC Common Stock on the NASDAQ Stock Market for the first 10 trading days of the month in which the Effective Time occurs ("The Measurement Period"). If IBKC changes the number of shares of IBKC Common Stock issued and outstanding as a result of any stock split, stock dividend or other similar change in IBKC's capitalization, or if a distribution of securities is made in respect of the IBKC Common Stock as a result of any dividend (other than regular quarterly cash dividends), spinoff or other reorganization in which IBKC Common Stock is not changed into or exchanged for a different kind of securities, and in any such case the record date is before the Effective Time and the ex-dividend or ex-distribution date is subsequent to, or during, the period during which Market Value is determined such that such event is not reflected in any one or more of the closing sales prices used to determine Market Value, the appropriate adjustment shall be made in such closing sales price or prices so as to reflect such change.

   1.33 "Material Adverse Effect"--when used in connection with ANA or IBKC, means any change, effect, event, occurrence or state of facts that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole, other than (i) any change, effect, event or occurrence relating to the United States economy or financial or securities in general,
(ii) any change, effect, event or occurrence relating to the banking and financial services industry generally, including changes in the prevailing level or interest rates, (iii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, (iv) with respect to ANA, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of IBKC, (v) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities and (vi) any change in GAAP or regulatory accounting requirements applicable to banks, savings banks or their holding companies generally, or (b) materially and adversely affects the ability of the Party to perform its obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby.

   1.34 "Merger Agreement"--the Joint Agreement of Merger, substantially in the form attached hereto as Exhibit I, providing for the Merger.

   1.35 "Merger Parties"--collectively, IBKC, IBAC and ANA.

   1.36 "Merger"--the merger of ANA into IBAC.

   1.37 "1933 Act"--the Securities Act of 1933.

   1.38 "1934 Act"--the Securities Exchange Act of 1934.

   1.39 "Party"--either IBKC or ANA, and "Parties"--IBKC and ANA.
   1.40 "Person"--any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company or unincorporated association.

   1.41 "Previously Disclosed"--with respect to a Party, information in a disclosure schedule by such Party to the other Party delivered to such other Party before or contemporaneously with, the execution and delivery of this Agreement and accepted by such other Party. "Previously Disclosed" shall also mean all information about a Party that had been publicly disclosed in SEC Documents filed by that Party before the date of this Agreement.

   1.42 "Proxy Statement"--the proxy statement/prospectus used by ANA to solicit the approval by its shareholders of the transactions contemplated by this Agreement and the Merger Agreement.

   1.43 "Purchase Event" shall have the meaning given to such term in the Stock Option Agreement.

   1.44 "Registration Statement"--the Registration Statement on Form S-4 (or other appropriate form) and all amendments and supplements thereto filed with the SEC by IBKC under the 1933 Act in connection with the transactions contemplated by this Agreement.

   1.45 "Regulatory Authorities"--collectively, the Federal Reserve, the State Regulatory Commissioners and any other federal or state banking, insurance, securities or other regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement.

   1.46 SEC"--the United States Securities and Exchange Commission.

   1.47 SEC Documents"--all reports, proxy statements, registration statements and other documents filed by a Party or any of its Subsidiaries pursuant to the Securities Laws.

   1.48 Securities Laws"--the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of the SEC under each of such Acts.

   1.49 "Shareholders Meeting"--the meeting of the shareholders of ANA to be held pursuant to Section 7.1 of this Agreement, including any adjournments thereof.

   1.50 "State Regulatory Commissioners"--any state banking, insurance, securities or other regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement, the Merger Agreement and the Stock Option Agreement.

   1.51 "Stock Option Agreement"--the Stock Option Agreement, in the form attached hereto as Exhibit II, to be dated the date hereof between ANA and IBKC.

   1.52 Subsidiaries"--all those corporations, banks, savings banks, associations and other entities of which the Party in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by such Party; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

   1.53 Superior Proposal"--means a bona fide written proposal made by a Person other than ANA or IBKC which is (i) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving such Party as a result of which the other party thereto or its stockholders will own 40% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (ii) is on terms which the Board of Directors of such Party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel which shall not be contrary to such conclusion), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is superior to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and any subsequent proposal submitted by IBKC and (y) is reasonably capable of being completed in accordance with its terms (including that any financing required to consummate the transaction is reasonably likely to be obtained).

   In Section V of this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms, as applicable:

   1.54 "Warrantor"--IBKC or ANA, as the case may be.

   1.55 Warrantor Capital Stock"--the IBKC Capital Stock or the ANA Common Stock, as the context shall require, which shall in this and each of the following cases depend on whether the Warrantor is IBKC or ANA and will correspond therewith.

   1.56 "Warrantor Common Stock"--the IBKC Common Stock or the ANA Common Stock, as the context shall require.

   1.57 Warrantor Companies"--the IBKC Companies or the ANA Companies, as the context shall require.

   1.58 Warrantor Financial Statements"--the Financial Statements of Warrantor.

   1.59 Warrantor Stock Option Plans"--the IBKC Stock Option Plans or the ANA Stock Option Plan, as the context shall require.

   1.60 Warrantor Subsidiaries"--the Subsidiaries of Warrantor.

   Other terms are defined as set forth herein below.

                                  SECTION II.

                   CERTAIN TRANSACTIONS AND TERMS OF MERGER

   2.1 Execution of Stock Option Agreement. Simultaneously with the execution of this Agreement and as a condition thereto, ANA has approved the execution and delivery of the Stock Option Agreement and has executed and delivered the Stock Option Agreement.

   2.2 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, ANA will be merged into IBAC in accordance with the Merger Agreement and Section 112 of the BCL.

   2.3 Conversion of ANA Common Stock.

   (a) Except for Dissenters Shares and as otherwise provided herein, at the Effective Time each outstanding share of ANA Common Stock will be converted into:

      (i) a number of shares of IBKC Common Stock equal to the Exchange Ratio, provided, however, that if the total amount of shares of IBKC Common Stock to be issued in exchange for all outstanding shares of ANA Common Stock pursuant hereto were to exceed 19.9% of the issued and outstanding shares of IBKC Common Stock immediately prior to the Effective Time, then the total number of shares of IBKC Common Stock to be issued in exchange for ANA Common Stock shall be reduced (a "Stock Reduction") to an amount equal to 19.9% of the then outstanding shares of IBKC Common Stock and the Exchange Ratio shall be appropriately adjusted (the "Stock Consideration"); and

      (ii) cash in an amount equal to $7.88 per share of ANA Common Stock exchanged, subject to adjustment in the event of (A) any Stock Reduction (in which event, the amount of cash to be received by ANA shareholders shall be increased by an amount equal to the number of shares by which the Stock Consideration is reduced pursuant to Section 2.3(a)(i) hereof multiplied by the Market Value), (B) any Fee Adjustment Amount, in which case, unless waived by IBKC, the amount of cash to be received by ANA shareholders shall be reduced by the quotient equal to the Fee Adjustment Amount, if any, divided by the sum of 1,168,252, plus the number of shares issued before the Effective Time pursuant to the exercise of outstanding stock options and the number of shares subject to options outstanding at the Effective Time, provided that fractions of a cent shall be disregarded, and/or (C) an election of IBKC pursuant to Section 9.1(k) hereof (the "Cash Consideration").

   The Stock Consideration and the Cash Consideration shall be referred to collectively as the "Merger Consideration".

   (b) Shares of ANA Common Stock that are held either by an ANA Company or any ANA Company Subsidiary (other than shares held in a fiduciary capacity other than for ANA or any other ANA Company) shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Time and without any further action by either Party.

   (c) If, before the Effective Time, IBKC should split or combine the IBKC Common Stock, or pay a stock dividend in IBKC Common Stock, or otherwise change the IBKC Common Stock into any other securities, or make any other dividend or distribution in respect of the IBKC Common Stock (other than normal cash dividends as the same may be adjusted from time to time in accordance with or not in violation of this Agreement), then the

Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

   (d) In lieu of issuing any fractional share of IBKC Common Stock, each holder of ANA Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Common Stock to which such holder is entitled by virtue of the Merger, upon surrender of the Certificates, will receive cash equal to such fractional share multiplied by the Market Value.

   (e) After the Effective Time, each holder of ANA Common Stock (other than Dissenters Shares), upon surrender of such holder's Certificates in accordance herewith, will be entitled to receive the shares of IBKC Common Stock and cash into which such holder's shares have been converted, less any applicable tax withholding. Until then, each Certificate will represent the number of whole shares of IBKC Common Stock and cash into which the shares of ANA Common Stock represented thereby were converted, except that IBKC may refuse to pay any dividend or other distribution payable to holders of any unsurrendered Certificates until surrender or if such dividend or distribution has reverted in full ownership to IBKC under its Articles of Incorporation. Whether or not a Certificate is surrendered, after the Effective Time it will not represent any interest in any person other than IBKC.

   (f) As soon as practicable after the Effective Time, but in no event later than five Business Days following the Effective Time, IBKC or the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of ANA Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Section
2.3. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of IBKC Common Stock to which such former holder of ANA Common Stock shall have become entitled pursuant to this Agreement and (ii) a check representing that amount of cash to which such former holder of ANA Common Stock shall have become entitled pursuant to this Agreement.

   2.4 ANA Stock Options. Each option to purchase shares of ANA Common Stock (other than the Option) which remains unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, ANA shall enter into an agreement with each holder of an ANA Option to make a cash payment immediately prior to the Effective Time to each such holder of an ANA Option of an amount determined by multiplying (x) each share of ANA Common Stock subject to such holder's ANA Option by the sum of (a) the Stock Consideration times the Market Value, and (b) the Cash Consideration, with such quotient further multiplied by (y) the total number of shares of ANA Common Stock subject to such holder's ANA Option, and then subtracting (z) the aggregate exercise price of such ANA Option.

                                 SECTION III.

                          CLOSING AND EFFECTIVE TIME

   3.1 Time and Place of Closing. (a) The Closing will take place at 10:00 a.m. on the last Business Day of the month in which occurs the last of (i) the date that is the required number of days after the date of the order of the Federal Reserve approving the Merger pursuant to the BHC Act, (ii) the effective date (including expiration of any applicable waiting period) of the order of the final federal or state regulatory agency approving the Merger or the expiration of all required waiting periods after the filing of all required notices to all federal or state regulatory agencies required to consummate the Merger, and
(iii) the date on which the shareholders of ANA approve this Agreement; or such other date as the Parties may mutually agree. If all conditions in Section VIII hereof are satisfied, or waived by the Party entitled to grant such waiver, at the Closing (i) the Parties shall each provide to the other such proof of satisfaction of the conditions in Section VIII as the Party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates, letters and opinions required by
Section VIII shall be delivered, (iii) the appropriate officers of the Parties shall execute, deliver and acknowledge the Merger Agreement, and (iv) the Parties shall take such further action including (without limitation) filing the Merger Agreement as is required to consummate the transactions contemplated by this Agreement.

   (b) If on any date established for the Closing all conditions in Section VIII hereof have not been satisfied or waived by each Party entitled to grant such waiver, then either Party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 days, as the declaring Party shall select, but no such delay shall extend beyond the last date set forth in subparagraph (c) of Section 9.1, and no such delay shall interfere with the right of any party to declare a termination pursuant to Section IX. The place of Closing shall be at the office of IBKC set forth in Section 10.7.

   3.2 Effective Time. The Merger shall become effective on the date of the Closing at the time at which the Merger Agreement is accepted for filing by the Louisiana Secretary of State (or such other time as is specified in the Merger Agreement).

                                  SECTION IV.

                MANAGEMENT AND RELATED MATTERS FOLLOWING MERGER

   4.1 Board of Directors of IBKC. At the Effective Time, by virtue of the Merger, the Board of Directors of IBAC shall consist of those persons serving as directors of IBKC immediately prior to the Effective Time.

   4.2 Management of IBKC and LBA Bank.

   (a) At the Effective Time, by virtue of the Merger, the officers of IBAC shall consist of those persons serving as officers of IBKC immediately prior to the Effective Time.

   (b) As of the date hereof, IBERIABANK has entered into a one-year consulting contract with Gerald Reaux, containing the provisions annexed hereto as Exhibit III, to be effective as of the Effective Time.

   4.3 Employees and Benefits.

   (a) After the Effective Time, IBKC will perform the obligations of ANA under the employment and severance contracts included in items 13, 14 and 15, as applicable, of Schedule 5.11 to ANA's disclosure schedule. The officers of ANA and LBA Bank who are parties to the employment or severance contracts included in such disclosure schedule will, as of the Effective Time, have "Good Reason," as such term is defined in the employment and severance contracts, and, accordingly, will be entitled to payments and benefits described in such disclosure schedule, provided that, if necessary, any or all such contracts are amended in a manner satisfactory to IBKC so that the provisions of Section 280G of the Internal Revenue Code shall be inapplicable to such contracts or any payment or payments thereunder or any other agreement. As detailed in such disclosure schedule, no payments or benefits under any of such employment or severance contracts shall constitute a parachute payment under Section 280G of the Internal Revenue Code.

   (b) ANA shall take all necessary action to cause the ANA ESOP to be terminated as of the Effective Time. The Merger Consideration received by the ESOP trustees in connection with the Merger with respect to the unallocated shares of ANA Common Stock shall be first applied by the ESOP trustees to the full repayment of the ESOP loan. The balance of the Merger Consideration received by the ESOP trustees with respect to the unallocated shares of ANA Common Stock shall be allocated as earnings to the accounts of all participants in the ANA ESOP who have accounts remaining under the ANA ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries, to the maximum extent permitted under the Code and applicable law. The accounts of all participants and beneficiaries in the ANA ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, ANA shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ANA ESOP as of the Effective Time. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the ANA ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account or plan as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the ESOP loan and contributions to the ANA ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

   (c) As soon as practicable after the Effective Time, the IBKC Companies agree to provide the employees of the ANA Companies who remain employed after the Effective Time (collectively, the "Transferred ANA Employees") with similar types and levels of employee benefits maintained by the IBKC Companies for their similarly situated employees. The Transferred ANA Employees shall be given credit under each employee benefit plan, policy, program and arrangement maintained by the IBKC Companies after the Closing for their service with the ANA Companies prior to the Closing for all purposes, including severance, vacation and sick leave, including eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing condition limitations, other than benefit accrual under a defined benefit plan (as defined in Section 3(35) of ERISA).

   (e) The IBKC Companies shall make reasonable efforts within the parameters of their health insurance plans to honor any deductible or out-of-pocket expenses incurred under the applicable health insurance plans maintained by the ANA Companies as of the Effective Time.

   4.4 Indemnification and Insurance.

   (a) IBKC acknowledges that by virtue of the Merger it will succeed to the indemnification obligations of ANA under Article 8 of its Articles of Incorporation.

   (b) IBKC will indemnify and hold harmless the ANA Companies, and each of their respective directors, officers, employees and agents, and each controlling person of ANA within the meaning of the 1933 Act, against any claims, suits, proceedings, investigations or other actions ("Claims"), and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary, insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Proxy Statement, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such Claims; provided, that IBKC will not be liable to the extent that any such Claim arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to IBKC by any ANA Company or, with respect to any indemnified person, by that person.

   (c) Any indemnified person wishing to claim indemnification under Section 4.4, upon learning of any claim, shall notify IBKC thereof as promptly as is practicable, but the failure to so notify IBKC shall not relieve IBKC from any obligation it has under this Section 4.4 except to the extent it is materially and substantially prejudiced by such failure. IBKC shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such indemnified person in connection with the defense thereof, except that if IBKC does not assume or continue to pursue such defense, or counsel for the indemnified person advises in writing that there are issues that raise conflicts of interest between IBKC and the indemnified person, then the indemnified person may retain counsel satisfactory to such person (and reasonably satisfactory to IBKC) at IBKC's expense, provided that
(i) IBKC shall not be obligated to pay for more than one counsel for all indemnified persons in any jurisdiction except as may be required due to conflicts of interest, (ii) the indemnified persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim, and (iii) IBKC shall not be liable for any settlement effected without its prior written consent, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party.

   (d) ANA may, for premiums not to exceed $50,000, purchase a continuation of its current directors and officers liability insurance for not more than three years after the Merger.

   (e) If IBKC or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of IBKC set forth in this Agreement.

                                  SECTION V.

                REPRESENTATIONS AND WARRANTIES OF IBKC AND ANA

   Each of IBKC and ANA (each a "Warrantor") hereby represents and warrants to the other of them, to the extent pertaining to itself, its Subsidiaries, and/or its or their business or affairs, subject to the standard set forth in Section
5.23 hereof:

   5.1 Organization, Standing, and Authority. Warrantor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana, and is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Warrantor has corporate power and authority to carry on its business as now conducted, to own, lease and operate its assets, properties and business, and to execute and deliver, and to perform its obligations under, this Agreement and the Stock Option Agreement. Warrantor is duly registered as a bank holding company under the BHC Act. Warrantor has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

   5.2 Capital Stock.

   (a) The authorized, issued and outstanding capital stock of Warrantor as of the date of this Agreement, the number of shares of Warrantor Common Stock reserved for issuance under the Warrantor Stock Option Plans as of such date and the number of shares of Warrantor Common Stock that are subject to outstanding options under such Plans as of such date, are set forth in the section of Schedule 5.2(a) attached hereto that pertains to Warrantor. All of the issued and outstanding shares of Warrantor Capital Stock are duly and validly authorized and issued and are fully paid and non-assessable. None of the outstanding shares of Warrantor Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Warrantor.

   (b) Except as Previously Disclosed or set forth in Section 5.2(a) or
Schedule 5.2(a), and except as provided under the Stock Option Agreement, there are, as of the date of this Agreement and, will be at the Effective Time, no shares of capital stock or other equity securities of ANA outstanding and, no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of ANA or contracts, commitments, understandings or arrangements by which ANA is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

   5.3 Warrantor Subsidiaries. Exhibit 21 to Warrantor's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as supplemented or updated by information Previously Disclosed, lists all of the

Warrantor Subsidiaries that are Significant Subsidiaries (as defined in Section 1.1) ("Warrantor Significant Subsidiaries") as of the date of this Agreement. Each of the Warrantor Significant Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Warrantor Significant Subsidiaries are or may become required to be issued (other than to Warrantor) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Warrantor Significant Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Warrantor Significant Subsidiary is bound to issue (other than to Warrantor) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which any of the Warrantor Companies is or may be bound to sell or otherwise transfer any shares of the capital stock of any Warrantor Significant Subsidiary, except for a transfer to any of the Warrantor Companies, and there are no contracts, commitments, understandings or arrangements relating to the rights of any Warrantor Company to vote or to dispose of such shares. Except as provided in Louisiana Revised Statutes 6:262, all of the shares of capital stock of each Warrantor Significant Subsidiary held by Warrantor or a Warrantor Subsidiary are fully paid and non-assessable and are owned by Warrantor or a Warrantor Subsidiary free and clear of any claim, lien or encumbrance. Except as Previously Disclosed, each Warrantor Significant Subsidiary is either a state bank, a state savings bank, a corporation, or a limited liability company and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each Warrantor Significant Subsidiary has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

   5.4 Authority.

   (a) The execution and delivery of this Agreement, the Merger Agreement and the Stock Option Agreement and the consummation of the transactions contemplated herein or therein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Warrantor, subject in the case of ANA with respect to this Agreement and the Merger Agreement, to the approval of the shareholders of ANA to the extent required by applicable law. This Agreement and the Merger Agreement, subject to any requisite approval by ANA's shareholders hereof and thereof, and the Stock Option Agreement, represent valid and legally binding obligations of Warrantor, enforceable against Warrantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

   (b) Neither the execution and delivery of this Agreement, the Merger Agreement or the Stock Option Agreement by Warrantor, nor the consummation by Warrantor of the transactions contemplated herein or therein, nor compliance by any Warrantor Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of any Warrantor Company's articles of incorporation or by-laws, or (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of any of the Warrantor Companies pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, or (iii) subject to receipt of the requisite approvals, authorizations, filings, registrations and notifications referred to in Section 8.5 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Warrantor Companies or any of their properties or assets.

   (c) Other than in connection or compliance with the provisions of applicable state corporate and securities laws, the Securities Laws and the rules and regulations thereunder, and other than consents, authorizations, approvals or exemptions required from the Federal Reserve and the State Regulatory Commissioners, no notice to, filing with, authorization of, exemption by or consent or approval of any public body or authority is necessary for the consummation by Warrantor of the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Stock Option Agreement.

   (d) The Board of Directors of Warrantor (at a meeting duly called and held prior to the execution of this Agreement) has by requisite vote (i) determined that the Merger is in the best interests of Warrantor and its shareholders, among others, (ii) authorized and approved this Agreement, the Merger Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) in the case of ANA, directed that the Merger be submitted for consideration to Warrantor's shareholders at the Shareholders' Meeting, and (iv) approved execution of the Stock Option Agreement in accordance with Section 134C(1)(b) of the BCL, with the result that such Section will not apply to the execution and delivery by Warrantor of the Stock Option Agreement or the issuance of shares of ANA Common Stock pursuant to the Stock Option Agreement, the consummation of the Merger, or any other transaction to be carried out pursuant to this Agreement, the Merger Agreement or the Stock Option Agreement.

   5.5 Financial Statements; Accounting. Warrantor has delivered to the other Party, prior to the execution of this Agreement, Warrantor Financial Statements as of and for the period ended June 30, 2002, and will promptly deliver when available copies of Warrantor Financial Statements in respect of periods ending after June 30, 2002. The Warrantor Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are (and, in the case of Warrantor Financial Statements in respect of periods ending after June 30, 2002, will be) in accordance with the books and records of the Warrantor Companies, and have been and will continue to be maintained in accordance with GAAP (except as permitted by Regulation S-X of the SEC), in all material respects, and (ii) except as permitted by Regulation S-X of the SEC, present (and, in the case of Warrantor Financial Statements in respect of periods ending after June 30, 2002, will present) fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of the Warrantor Companies as of the dates and for the periods indicated, in all material respects in accordance with GAAP applicable to banks or bank holding companies applied on a basis consistent with prior periods (subject in the case of interim financial statements to normal year-end adjustments).

   5.6 Absence of Undisclosed Liabilities. Except as Previously Disclosed, none of the Warrantor Companies has any obligation or liability (contingent or otherwise) that is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor Companies' best knowledge, business prospects of the Warrantor Companies on a consolidated basis, or that when combined with all similar obligations or liabilities would, either individually or in the aggregate, be material to the financial condition, results of operations or, to the Warrantor Companies' best knowledge, business prospects of the Warrantor Companies on a consolidated basis, except (i) as reflected in the Warrantor Financial Statements delivered prior to the date of this Agreement, (ii) as reflected by this Agreement or
(iii) for commitments and obligations made, or liabilities incurred, since June 30, 2002 in the ordinary course of its business consistent with past practices.

   5.7 Tax Matters.

   (a) All material federal, state, local and foreign tax returns required to be filed by or on behalf of any of Warrantor and all Subsidiaries which are included in Warrantor's consolidated tax group for Federal income taxes have been timely filed or requests for extensions have been timely filed, granted and have not expired. All taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund litigation or matter in controversy with respect to any taxes, except as reserved against in the Warrantor Financial Statements or as Previously Disclosed. All taxes, interest, additions and penalties which are material in amount and which are due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

   (b) Except as Previously Disclosed, none of the Warrantor Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

   (c) Adequate provision for any federal, state, local or foreign taxes due or to become due for any of the Warrantor Companies for any period or periods through and including June 30, 2002 has been made and is reflected in the Warrantor Financial Statements, and will be made through and including the Closing Date.

   (d) Deferred taxes of the Warrantor Companies have been provided for in accordance with GAAP.

   5.8 Loans, Reserves, and Investments.

   (a) All loans, discounts and financing leases (in which a Warrantor Company is lessor) (collectively, "Credits") reflected in the Warrantor Financial Statements were, as of the respective dates of such Financial Statements (i) made for adequate consideration in the ordinary course of business, (ii) evidenced by instruments that were true and genuine, and (iii) if secured, secured by valid perfected security interests. Accurate lists of all such Credits of the ANA Companies and of the investment portfolios of the ANA Companies as of the date of the latest Financial Statements of ANA delivered on or prior to the date of this Agreement have been made available to IBKC.

   (b) The aggregate allowances for losses on Credits and other real estate and foreclosed assets owned reflected on the latest Warrantor Financial Statement delivered on or prior to the date of this Agreement were, as of the date of such Financial Statements and will be at the Closing date, adequate in accordance with regulatory guidelines and GAAP in all material respects.

   5.9 Properties and Insurance. Except as Previously Disclosed or reserved against in the Warrantor Financial Statements, the Warrantor Companies have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities of any character, to all of the material properties and assets, tangible or intangible, reflected in the Warrantor Financial Statements as being owned by the Warrantor Companies as of the dates thereof. To the knowledge of Warrantor's management, (a) all buildings and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by any of the Warrantor Companies are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought); and (b) the policies of fire, theft, liability, fidelity and other insurance maintained with respect to the assets or businesses of the Warrantor Companies provide adequate coverage against loss.

   5.10 Compliance with Laws. Except as Previously Disclosed, each of the Warrantor Companies:

   (a) Is in compliance in all material respects with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to the employees conducting its business;

   (b) Has received no notification or communication from any agency or department of federal, state or local government (including the Federal Reserve, State Regulatory Commissioners and other bank, insurance and securities regulatory authorities) or the staff thereof (i) threatening to revoke any license, franchise, permit or governmental authorization which is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor Companies' best knowledge, business prospects of the Warrantor Companies on a consolidated basis or the ability of Warrantor to consummate the transactions contemplated under this Agreement, the Merger Agreement or the Stock Option Agreement, under the terms hereof and thereof, or (ii) requiring any of the Warrantor Companies (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

   (c) Has complied in all material respects with the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, and has a CRA rating of not less than "satisfactory".

   5.11 Employee Benefit Plans.

   (a) (i) Warrantor has delivered or made available to the other Party, prior to the execution of this Agreement, copies of each pension, retirement, profit sharing, supplemental or excess retirement, stock option, stock purchase, savings, employee stock ownership, restricted stock, phantom stock, stock ownership, life insurance, disability, vacation pay, severance pay (including, without limitation change of control or golden parachute arrangements), incentive, deferred compensation, bonus or benefit arrangement, health or hospitalization program, fringe benefit or perquisite arrangement or other similar plan as in effect on the date of this Agreement, including, without limitation, any "employee benefit plan", as that term is defined in Section 3(3) of ERISA, in respect of any of the present or former directors, officers, employees or independent contractors of, or dependents, spouses or other beneficiaries of any of such directors, officers, employees or independent contractors of, any of the Warrantor Companies (collectively, the "Warrantor Benefit Plans"), and (ii) ANA has delivered or made available to IBKC, prior to the execution of this Agreement, copies of each employment or consulting agreement as in effect on the date of this Agreement which provides any benefit or perquisites to or in respect of any of the present or former directors or officers of, or dependents, spouses or other beneficiaries of any of such directors or officers of, any of the ANA Companies, which employment and consulting agreements are, with respect to ANA, included in the term "Warrantor Benefit Plans" as defined above. Any of the Warrantor Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Warrantor ERISA Plan". No Warrantor Company has participated in or been a member of, and no Warrantor Benefit Plan is or has been, a multi-employer plan within the meaning of Section 3(37) of ERISA. Except as Previously Disclosed, the Warrantor Benefit Plans of ANA and its Subsidiaries are terminable on their terms without penalty or payment except for accrued and vested benefits thereunder.

   (b) All Warrantor Benefit Plans comply in all material respects with the applicable provisions of ERISA and the Code, and any other applicable laws, rules and regulations the breach or violation of which could result in a liability, either individually or in the aggregate, material to the financial condition, results of operations or prospects of the Warrantor Companies on a consolidated basis. With respect to the Warrantor Benefit Plans, no event has occurred and, to the best knowledge of Warrantor's management, there exists no condition or set of circumstances, in connection with which any of the Warrantor Companies could be subject to any liability (except liability for severance payments benefit claims, Pension Benefit Guaranty Corporation premiums, funding obligations payable in the ordinary course and distributions upon termination of the ANA ESOP). No notice of a "reportable event," as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Warrantor ERISA Plan which is subject to Title IV of ERISA within the 12-month period ending on the date of this Agreement. None of the Warrantor Companies has provided, or is required to provide, security to any Warrantor ERISA Plan which is subject to Title IV of ERISA pursuant to Section 401(a)(20) of the Internal Revenue Code.

   (c) Except as Previously Disclosed, no Warrantor ERISA Plan which is subject to Title IV of ERISA has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of each such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated as of the date of this Agreement in accordance with all applicable legal requirements.

   5.12 Material Contracts. Except as Previously Disclosed, none of the Warrantor Companies, nor any of their respective assets, businesses or operations, as of the date of this Agreement, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K or Form 10-Q filed by Warrantor as of the date of this Agreement that has not been filed as an exhibit.

   5.13 Material Contract Defaults. None of the Warrantor Companies is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

   5.14 Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of Warrantor's management, threatened against any of the Warrantor Companies, or affecting any property, asset, interest or right of any of them.

   5.15 Absence of Certain Changes or Events. Since June 30, 2002, the Warrantor Companies, taken as a whole on a consolidated basis, have not suffered any change in any respect that has had or is likely to have a Warrantor Material Adverse Effect.

   5.16 Reports. Since January 1, 1999, or, with respect to each Warrantor Subsidiary, the date of its acquisition by Warrantor if later than January 1, 1999, each of the Warrantor Companies has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve,
(iii) the OTS, (iv) the Federal Deposit Insurance Corporation, and (v) any applicable state banking, insurance, securities or other regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading, except as Previously Disclosed.

   5.17 Statements True and Correct. None of the information supplied or to be supplied by Warrantor for inclusion in (i) the Registration Statement to be filed by IBKC with the SEC in connection with the IBKC Common Stock to be issued in the Merger, (ii) the Proxy Statement to be mailed to ANA's shareholders in connection with the Shareholders Meeting, and (iii) any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the shareholders of ANA, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Warrantor is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, by the Merger Agreement or by the Stock Option Agreement, will comply in all material respects with the provisions of applicable law including applicable provisions of the Securities Laws.

   5.18 Environmental Matters.

   (a) To the best knowledge of Warrantor's management, Warrantor and each Warrantor Subsidiary (for purposes of this Section 5.18, the term "Warrantor Subsidiary" shall include small business investment corporations and entities that invest in unaffiliated companies in the ordinary course of business in which Warrantor owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by Warrantor), the Participation Facilities, the Loan Properties and the Trust Properties (each as defined below) are, and have been, in compliance with all applicable laws, rules, regulations and standards, and all requirements of the United States Environmental Protection Agency ("EPA") and of state and local agencies with jurisdiction over pollution or protection of health or the environment.

   (b) To the best knowledge of Warrantor's management, there is no suit, claim, action or proceeding, pending or threatened, before any court, governmental agency, board or other forum pursuant to which Warrantor or any of the Warrantor Subsidiaries or any Loan Property, Participation Facility or Trust Property (or in respect of such Loan Property, Participation Facility or Trust Property) has been or, with respect to threatened proceedings may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on any site owned (including as trustee), leased or operated by it or any of its subsidiaries or any Loan Property, Participation Facility or Trust Property.

   (c) To the best knowledge of Warrantor's management, there is no reasonable basis for any suit, claim, action or proceeding of a type described in Section 5.18(b).

   (d) During the period of (i) Warrantor's or any of the Warrantor Subsidiaries' ownership (including as trustee) or operation of any of their respective current properties, (ii) Warrantor's or any of the Warrantor Subsidiaries' participation in the management of any Participation Facility,
(iii) Warrantor's or any of the Warrantor Subsidiaries' holding of a security interest in a Loan Property, or (iv) Warrantor or any of the Warrantor Subsidiaries acting as a trustee or fiduciary with respect to a Trust Property, to the best knowledge of Warrantor's management, there has been no release of Hazardous Material or oil in, on, under or affecting such property, Participation Facility, Loan Property or Trust Property. Prior to the period of
(w) Warrantor's or any of the Warrantor Subsidiaries' ownership (including as trustee) or operation of any of their respective current properties, (x) Warrantor's or any of the Warrantor Subsidiaries' participation in the management of any Participation Facility, (y) Warrantor's or any of the Warrantor Subsidiaries acting as trustee or other fiduciary with respect to Trust Property, or (z) Warrantor's or any of the Warrantor Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Warrantor's management, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, Loan Property or Trust Property.

   (e) The following definitions apply for purposes of this Section 5.18: (i) "Loan Property" means any property in which Warrantor (or a Warrantor Subsidiary) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (ii) "Participation Facility" means any property in which Warrantor (or a Warrantor Subsidiary) participates in the management of such property and, where required by the context, includes the owner or operator of such property, but only with respect of such property; (iii) "Trust Property" means any property with respect to which Warrantor (or a Warrantor Subsidiary) acts or has acted as a trustee or other fiduciary, directly or indirectly, and includes any trust or similar legal vehicle that owns or controls (or that owned or controlled) such property and, where required by the context, includes the trustee or other fiduciary, but only with respect to such property; and
(iv) "Hazardous Material" means any pollutant, contaminant or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law.

   5.19 Knowledge as to Conditions. On the date of this Agreement, Warrantor knows of no reason why the approvals, authorizations, filings, registrations and notices contemplated by Section 8.5 should not be obtained without the imposition of any material and adverse condition or restriction or why the accountants' letters referred to in Section 8.7 or the Tax Opinion referred to in Section 7.3 cannot be obtained.

   5.20 Labor Matters. Neither Warrantor nor any of the Warrantor Companies is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Warrantor or any of the Warrantor Companies the subject of any proceeding asserting that Warrantor or any Warrantor Company has committed an unfair labor practice or seeking to compel Warrantor or any Warrantor Company to bargain with any labor union or labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Warrantor or any of the Warrantor Companies pending or threatened.

   5.21 Fairness Opinion. ANA has received the written opinion of ANA's financial advisor, rendered to the Board of Directors of ANA and dated the date of this Agreement, that subject to the various assumptions and limitations set forth in that opinion, the Merger Consideration proposed to be received by holders of ANA Common Stock is fair to such holders from a financial point of view. A copy of such opinion shall be furnished to IBKC for inspection purposes only.

   5.22 Access to Funds. As of the date of this Agreement, IBKC has, and on the Closing will have, access to all funds necessary to consummate the Merger and pay the aggregate Cash Consideration, and IBKC will meet its obligations to pay the aggregate Merger Consideration. IBKC will need, and has the capacity, to incur borrowings for the express purpose of funding all or part of the aggregate Cash Consideration, and IBKC does not need to raise additional capital to consummate the transactions contemplated by this Agreement.

   5.23 Materiality. No representation or warranty by a Warrantor contained in this Section V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section V, as applicable, there is or is reasonably likely to be a Material Adverse Effect, except that the representations and warranties in Sections 5.1,
5.2 and 5.4 shall be true and correct in all respects. ANA's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with this Agreement or a written request of IBKC.

                                  SECTION VI.

                           COVENANTS AND AGREEMENTS

   Each Party hereby covenants and agrees with the other Party as follows:

   6.1 Conduct of Business--Negative Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANA will not do, or agree or commit to do, and will cause each of its Subsidiaries not to do or agree to commit to do, any of the following without the prior written consent of a duly authorized officer of IBKC, which consent will not be unreasonably withheld:

   (a) Except as Previously Disclosed or as expressly contemplated by this Agreement, amend its articles of incorporation or association or by-laws, or

   (b) Impose, or suffer the imposition, on any share of stock held by it or by any of its Subsidiaries, of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, or

   (c) Except as expressly permitted in this Agreement or in connection with
(1) the use of Common Stock by optionees to pay an option exercise price or to satisfy tax liabilities under the ANA Stock Option Plan and (2) the repurchase of ANA Common Stock in accordance with the Stock Option Agreement, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, or

   (d) Except as expressly contemplated by this Agreement or as Previously Disclosed, acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) good faith foreclosures in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in a bona fide fiduciary capacity, (iv) investments made by small business investment corporations or by Subsidiaries that invest in unaffiliated companies in the ordinary course of business, or
(v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or

   (e) Except as Previously Disclosed, ANA will not sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of: (i) any shares of capital stock of ANA or any Subsidiary of ANA (except for shares of stock sold or otherwise transferred to IBKC or any of its Subsidiaries or shares which may be issued upon the exercise and otherwise under the terms of any of the 245,469 stock options outstanding, pursuant to the ANA Stock Option Plan, on the date hereof), (ii) any substantial part of the assets or earning power of such Party or any Subsidiary of such Party, or (iii) any asset other than in the ordinary course of business for reasonable and adequate consideration, or

   (f) Except as Previously Disclosed, incur, or permit any of its Subsidiaries to incur, any additional material debt obligation or other material obligation for borrowed money (other than (i) in replacement of existing short-term debt with other short-term debt, (ii) financing of banking related Subsidiary activities consistent with past practices, (iii) indebtedness of any of its Companies to another of its Companies or (iv) indebtedness of any of its Companies to any of their respective affiliates), except in the ordinary course of the business of such Party and its Subsidiaries consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements), or

   (g) Grant any increase in compensation or benefits to its employees or to its officers or employees; pay any bonus not in accordance with past practice and the provisions of any applicable program or plan of the ANA Companies as in effect prior to the date of this Agreement and which has been Previously Disclosed, enter into any severance agreements with any of its directors or officers or the directors or officers of any Subsidiary; grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors, or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided) that would increase the retirement benefit liabilities of the ANA Companies on a consolidated basis, except that ANA may (A) pay up to $90,000 (or such greater amount to which IBKC may consent) as retention bonuses to employees and in amounts mutually agreed upon by ANA and IBKC, (B) under its management bonus program pay amounts accrued and to be accrued monthly in amounts not in excess of monthly accruals since January 1, 2002 on the Financial Statements of ANA, but only immediately prior to the Effective Time, (C) pay its Christmas bonuses in an aggregate amount not to exceed the aggregate amount accrued on the Financial Statements of ANA for Christmas bonuses for 2002, (D) increase the compensation of non-exempt employees consistent with past practice, and (E) increase the compensation of exempt employees to the extent consistent with past practice and in an individual or aggregate amount not to exceed 4% of the annual rate of total compensation of any person or to all non-exempt employees.

   (h) Except as contemplated by this Agreement, the Merger Agreement or any of the agreements, documents or instruments contemplated hereby or thereby, or except as Previously Disclosed, amend any existing employment, severance or similar contract between such Party or any Subsidiary thereof (unless such amendment is required by law) or enter into any new contract with any person, or

   (i) Except as contemplated by this Agreement, the Merger Agreement or any of the agreements, documents or instruments contemplated hereby or thereby, adopt any new employee benefit plan of ANA or any ANA Subsidiary or make any material change in or to any existing employee benefit plan of such Party or any Subsidiary thereof other than (i) as Previously Disclosed or (ii) any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

   6.2 Conduct of Business--Affirmative Covenants. Unless the prior written consent of the other Party shall have been obtained, except as otherwise contemplated or permitted hereby or Previously Disclosed, each Party shall and shall cause its Subsidiaries: to operate its business only in the ordinary course of business of such Party and its Subsidiaries consistent with past practices, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would (i) adversely affect the ability of any of them to obtain any necessary approvals of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.5 of this Agreement, (ii) adversely affect the ability of such Party to perform its obligations under this Agreement, the Merger Agreement and Stock Option Agreement, or (iii) cause or permit a breach of any of its covenants or cause or permit any representation or warranty of it to become untrue in any material respect, as if each such representation and warranty were continuously made from the date hereof.

   6.3 Adverse Changes in Condition. Each Party shall give written notice promptly to the other Party concerning (i) any event which has had, or is reasonably likely to have, a Material Adverse Effect on such Party, or (ii) the occurrence or impending occurrence of any event or circumstance known to such Party which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein or that would reasonably be expected to materially and adversely affect the timely consummation of the transactions contemplated hereby or under the Merger Agreement or Stock Option Agreement. Each Party shall use its reasonable best efforts to prevent or to promptly remedy the same.

   6.4 Investigation and Confidentiality. Prior to the Effective Time, each Party will keep the other Party promptly advised of all material developments relevant to its business and to the consummation of the Merger and may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of the other Party and its Subsidiaries as such Party reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations and condition, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each Party agrees to furnish the other Party and the other Party's respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other Party shall from time to time reasonably request. No investigation by one Party shall affect the representations and warranties of the other Party and, subject to Section 9.3 of this Agreement, each such representation and warranty shall survive any such investigation. Each Party shall maintain the confidentiality of all confidential information furnished to it by the other Party in accordance with the terms of the confidentiality agreement dated November 16, 2001, as supplemented on November 19, 2001, between the Parties (the "Confidentiality Agreement").

   6.5 Reports. Each Party shall file all reports required to be filed by it with the SEC and the Federal Reserve between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. Each Party shall cause each of its Subsidiaries that is a depository institution to file all reports required to be filed with the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve, the OTS and any applicable State Regulatory Commissioner.

   6.6 Dividends.

   (a) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, ANA will not declare or pay any dividend or other distribution to its shareholders except regular quarterly cash dividends on the shares of ANA Common Stock, at a rate not in excess of $.15 per share, and declared and paid at the times such regular dividends were previously declared and paid.

   (b) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, no Party shall, without the prior written consent of the other Party, make any changes in its dividend record or payment dates, except as required to comply with paragraph (c) below.

   (c) The Parties shall coordinate with one another as to the declaration and payment of cash dividends on the shares of IBKC Common Stock and ANA Common Stock to be declared in 2002 and 2003 so as to ensure that IBKC and ANA have declared, with the record dates prior to the Effective Time, the same number of quarterly dividends from September 1, 2002 through the Effective Time.

   6.7 Capital Stock. Except for or as otherwise permitted in or contemplated by this Agreement (including Section 6.1(e) hereof), the Merger Agreement or the Stock Option Agreement, or as Previously Disclosed, without the prior written consent of IBKC, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, ANA shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding any additional shares of ANA Common Stock or any other capital stock of ANA, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock.

   6.8 Agreement of Affiliates. ANA shall deliver to IBKC, no later than 30 days after the date of this Agreement, a letter identifying each person whom it reasonably believes is an "affiliate" of ANA for purposes of Rule 145 under the 1933 Act. Thereafter and until the date on which the Merger is approved by the Federal Reserve, ANA shall identify to IBKC each additional person whom ANA reasonably believes to have thereafter become an "affiliate". ANA shall use its best efforts to cause each person who is identified as an "affiliate" of ANA pursuant to the two immediately preceding sentences to deliver to IBKC, not later than the date on which the Merger is approved by the Federal Reserve, a written agreement, substantially in the form of Exhibit IV.

   6.9 Certain Actions.

   (a) Without limiting ANA's other obligations hereunder, ANA agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, neither it nor any of its Subsidiaries or affiliates, nor any of the officers and directors of it or its Subsidiaries or affiliates shall, and that it shall cause its and its Subsidiaries' and affiliates' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

   (b) Notwithstanding the foregoing, ANA shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal and (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (ii), (A) its Shareholders Meeting shall not have occurred, (B), it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, (C) its Board of Directors, after consultation with outside counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law, (D) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive with respect to disclosure of confidential information of ANA than the comparable provision, or omits restrictive provisions with respect to disclosure of confidential information of ANA, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (E) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, ANA notifies IBKC promptly (within at least two days) of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers.

   (c) ANA agrees that it will promptly keep IBKC informed of the status and terms of any such proposals or offers (promptly providing copies of such proposals and changes therein) and the status and terms of any such discussions or negotiations and will not enter into any confidentiality arrangements that prevent such activities. Before ANA may take any action specified in clause
(b)(ii) above, ANA shall give IBKC at least two (2) business days' notice, and shall not have received a proposal from IBKC which is superior to the third party proposal under consideration.

   (d) ANA agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal, informing them that the Board of Directors no longer seeks the making of any Acquisition Proposals.

   (e) ANA agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.9. Nothing in this Section 6.9 shall
(x) permit ANA to terminate this Agreement (except as specifically provided in Article IX hereof), (y) affect any other obligation of ANA under this Agreement or (z) except with regard to an Acquisition Proposal determined by the Board of Directors of ANA to be a Superior Proposal, permit ANA to submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

   6.10 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement and its fiduciary duties under applicable law, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby. Each of the Parties shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement. This section shall not require either Party to waive any condition to such Party's obligation to consummate the Merger.

   6.11 Operating Functions. The ANA Companies will cooperate with IBKC in connection with planning for the efficient and orderly combination of the parties and the operation of LBA Bank after the Merger, and in the consolidation of appropriate operating functions to be effective on the Effective Date, provided that this covenant shall not require any action that, in the opinion of ANA's Board, would adversely affect the operations of any ANA Company if the Merger were not consummated.

   6.12 Issuance of IBKC Stock. IBKC shall, prior to the Closing, take such action as is required to permit the issuance of the IBKC Common Stock issuable to the shareholders of ANA pursuant to the Merger, and to permit such stock to be approved for listing and quotation on the NASDAQ Stock Market.

   6.13 Support Commitments. ANA has delivered to IBKC on the date of this Agreement Support Commitments in the form of Exhibit V from the directors and executive officers of ANA.

   6.14 Bank Merger. ANA will, and will cause LBA Bank to, take such action as IBKC shall deem necessary or advisable so that, on a date after the Effective Time determined by IBKC, LBA Bank will merge into IBERIABANK.

   6.15 Exemption from Liability Under Section 16(b). Schedule 6.15 sets forth the names of ANA Insiders (as defined below) and their corresponding shares of ANA Common Stock and ANA Options for which such individuals are entitled to receive the Merger Consideration. The Board of Directors of IBKC, or a committee of "Non-Employee Directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall adopt a resolution providing that the receipt by ANA Insiders of the Merger Consideration in exchange for their respective shares of ANA Common Stock and ANA Options as set forth in
Schedule 6.15, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt from liability pursuant to Section 16(b) under the 1934 Act. "Section 16 Information" shall mean information accurate in all material respects regarding ANA Insiders, the number of shares of ANA Common Stock held by each such ANA Insider and expected to be exchanged for the Merger Consideration, and the number and description of the ANA Options held by each such ANA Insider. "ANA Insiders" shall mean those officers and directors of ANA who are subject to the reporting requirements of Section 16(a) of the 1934 Act and who are listed in the Section 16 Information.

   6.16 Organization of IBAC. IBKC shall cause IBAC to be organized under the laws of Louisiana. The Board of IBAC shall approve this Agreement and the Merger, whereupon IBAC shall become a party to, and be bound by, this Agreement, and IBKC shall adopt and ratify this Agreement in its capacity as the sole shareholder of IBAC.

   6.17 ANA Deposits. ANA will not increase the rate paid on its deposits above those currently in effect except to the extent any increased rate is no higher than the second highest rate then being paid by its competitors in ANA's market, or offer or give any premium for any deposit other than one no higher in value than the second highest premium offered by competitors in its marketplace.

                                 SECTION VII.

                             ADDITIONAL AGREEMENTS

   7.1 Registration Statement; Shareholder Approval.

   (a) The Parties shall cooperate in the preparation of the Registration Statement. IBKC shall, as soon as practicable, file it with the SEC, and the Parties shall use their best efforts to cause it to become effective under the 1933 Act. IBKC will take, and ANA will cooperate with it in connection with, any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of shares of IBKC Common Stock upon consummation of the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action.

   (b) ANA shall call a Shareholders Meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon the Merger. In connection with the Shareholders Meeting, (i) ANA shall mail the Proxy Statement to its shareholders, (ii) each Party shall furnish to the other Party all information concerning it that the other Party may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of ANA shall recommend to its shareholders the approval of this Agreement and the Merger Agreement, subject to its fiduciary duties under applicable law, and
(iv) ANA shall otherwise use its best efforts to obtain such shareholders approval, subject to its fiduciary duties under applicable law.

   (c) This Section 7.1 shall not prohibit accurate disclosure by a Party in any SEC Document (including the Proxy Statement and the Registration Statement) and other disclosure to the extent required by the Securities Laws or other applicable law if in the opinion of the Board of Directors of such Party (as of the date of such SEC Document or other disclosure) disclosure is required as to transactions contemplated hereby or as to any proposal for an Acquisition Transaction.

   7.2 Filings with the State Offices. Promptly following, or contempora-neous with, the Closing, the Parties will cause the Merger Agreement to be filed with the Secretary of State of Louisiana, and will cause to be made all such other filing as are required by the BCL.

   7.3 Tax Opinion. The Parties agree to use their reasonable efforts to obtain a written opinion of Castaing Hussey & Lolan LLC, addressed to the Parties and reasonably satisfactory to their respective counsel, dated the date of the Closing, subject to the customary representations and assumptions, and substantially to the effect that (a) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBKC and ANA will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (b) no gain or loss will be recognized by IBKC and ANA as a result of the Merger, (c) a shareholder of ANA who receives both IBKC Common Stock and cash consideration in exchange for all of his or her shares of ANA Common Stock generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the IBKC Common Stock received (including any fractional share of IBKC Common Stock deemed to be received and exchanged for cash) and the amount of cash received over (b) the shareholder's aggregate tax basis in the shares of ANA Common Stock exchanged in the Merger; and (2) the amount of cash received, (d) the aggregate tax basis of the IBKC Common Stock received by shareholders of ANA who exchange all of their ANA Common Stock in the Merger will equal such shareholder's aggregate tax basis in the shares of ANA Common Stock being exchanged, reduced by any amount allocable to a fractional share interest of IBKC Common Stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any recognized by such shareholder in the Merger, (e) the holding period of the shares of IBKC Common Stock received in the Merger will include the period during which the shares of ANA Common Stock surrendered in exchange therefor were held, provided such shares of ANA Common Stock were held as capital assets at the Effective Time.

   7.4 Press Releases. Prior to the Effective Time, the Parties shall give when practicable prior notice to each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 7.4 shall be deemed to prohibit a Party from making any disclosure which its counsel deems necessary in order to satisfy such Party's disclosure obligations imposed by law.

   7.5 Applications. The Parties shall prepare and file applications with the Federal Reserve, the State Regulatory Commissioners and any other appropriate governmental authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. The Parties shall provide copies of all such filings to each other within two business days after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

                                 SECTION VIII.

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

   The obligation of each Party to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived by such Party pursuant to Section 10.5 of this Agreement:

   8.1 Representations and Warranties. The representations and warranties of the other Party set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the time of the Closing with the same effect as though all such representations and warranties had been made on and as of the time of the Closing, in each case subject to the standard set forth in Section 5.23 hereof, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date or (ii) as expressly contemplated or permitted by this Agreement.

   8.2 Performance of Agreements and Covenants. Each and all of the agreements and covenants of the other Party to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the time of the Closing shall have been duly performed and complied with by it in all material respects.

   8.3 Certificates. Each of the Parties shall have delivered to the other Party a certificate, dated as of the time of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.1 and
Section 8.2 of this Agreement with respect to it have been satisfied, all in such reasonable detail as the other Party shall request.

   8.4 Shareholder Approval. The shareholders of ANA shall have approved this Agreement, the Merger Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby, as and to the extent required by law and by the provisions of any governing instruments, and ANA shall have furnished to IBKC certified copies of resolutions duly adopted by its shareholders evidencing the same.

   8.5 Consents and Approvals. All material approvals and authorizations of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of any Party or any of its Subsidiaries shall have been obtained or made and shall be in full force and effect, and all waiting periods required by law shall have expired. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not contain any non-standard term or condition which in the reasonable judgment of the Board of Directors of either of the Parties so materially and adversely affects the economic or business assumptions of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which any Party or any of its Subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not, following the Merger, have a Material Adverse Effect on such Party.

   8.6 Legal Proceedings. No Party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

   8.7 Accountants' Letters. Each Party shall have received "comfort" letters from the other Party's independent public accountants dated, respectively, within three days prior to the mailing of the Proxy Statement and the Closing Date, in form and substance as are usual and customary for comfort letters of this type.

   8.8 Tax Matters. Each Party shall have received the tax opinion addressed to it referred to in Section 7.3 of this Agreement.

   8.9 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

   8.10 Simultaneous Transactions. The Closing shall have occurred and the other Party shall have executed all documents and taken all such other action as is necessary to effectuate the Merger other than filing the Merger Agreement as referred to in Section 7.2, and each Party shall have irrevocably authorized its agents to make such filing in its behalf.

   8.11 Legal Opinions. Each Party shall have received an opinion, substantially in the form of Exhibit VI-A or VI-B annexed hereto, as applicable, from counsel for the other Party.

                                  SECTION IX.

                                  TERMINATION

   9.1 Termination. Notwithstanding any other provision of this Agreement or the Merger Agreement and notwithstanding the approval of this Agreement and the Merger Agreement by the shareholders of ANA, this Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the
Closing:

      (a) By mutual consent of the Boards of Directors of IBKC and ANA; or

      (b) By the Board of Directors of a Party in the event of a material breach by the other Party of any representation, warranty, covenant or agreement of such other Party contained herein which would result in the failure to satisfy the closing condition set forth in Section 8.1 or 8.2 of this Agreement, which breach cannot be or has not been cured within 30 days after the giving of a written notice to the breaching Party of such material breach; or

      (c) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2003, except that if on such date any required regulatory or shareholder approval has not been obtained, a Party who is not otherwise in breach of this Agreement may extend such date one or more times but not beyond June 30, 2003; or

      (d) By the Board of Directors of either Party in the event (i) any approval of any governmental or other Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any such action taken by such authority is not appealed within the time limit for appeal or (ii) if the shareholders of ANA fail to have approved this Agreement, the Merger Agreement and the Merger, as applicable, and the consummation of the transactions contemplated hereby and thereby, as applicable, at the Shareholders Meeting to the extent required by law and by the provisions of any governing instruments; or

      (e) By the Board of Directors of a Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled on or before March 31, 2003 (other than required regulatory or shareholder approval and other than by reason of a breach by the Party seeking to terminate); or

      (f) By the Board of Directors of a Party in the event of the acquisition, by any person or group of persons, of beneficial ownership of 25% or more of the outstanding shares of Common Stock of the other Party (the terms "person", "group" and "beneficial ownership" having the meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder); or

      (g) By the Board of Directors of IBKC if the Board of Directors of ANA shall or shall have resolved to withdraw, modify or change its recommendation to ANA's shareholders of this Agreement, the Merger Agreement or the Merger, or recommend any Acquisition Transaction other than the Merger; or

      (h) By the Board of Directors of a Party if the other Party has experienced or is reasonably likely to experience a Material Adverse Effect, which is not remedied or cured within 30 days after notice of intention to terminate is given by the Party invoking this Section 9.1(h), which notice shall specify the nature of the matter or matters constituting such Material Adverse Effect and which are the basis of such intention; provided that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by such Party within 15 days following the end of such remedial or curative period; or

      (i) By the Board of Directors of ANA if ANA Option Shares shall have been issued pursuant to any exercise of the Stock Option Agreement and, at the time scheduled for Closing, all or any portion of such ANA Option Shares would not be cancelled in accordance with Section 2.3(b) by virtue of the Merger.

      (j) By the Board of Directors of IBKC if the amount designated as deposits, on the balance sheet of ANA as of the date of the public announcement of this Agreement decreases by 15% or more between such announcement date and the day prior to the Closing date determined in accordance with Section 3.1(a), determined on the basis of either of the amount designated as deposits on the day prior to the Closing date or the average amount designated as deposits for the 60 day period ending the day prior to the Closing date.

      (k) By the Board of Directors of ANA, if the Market Value is less than $30.00, subject, however to the following three sentences. If ANA elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to IBKC (provided that such notice of election to terminate may be withdrawn within three days after it is given). During the two-day period commencing with its receipt of such notice, IBKC shall have the option of increasing the Cash Consideration to be received by the holders of ANA Common Stock hereunder by an amount equal to $30.00 minus the Market Value. If IBKC makes an election contemplated by the preceding sentence within such two-day period, it shall give prompt written notice to ANA of such election and the revised amount of the Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the Cash Consideration shall have been so modified), and any references in this Agreement to Cash Consideration shall thereafter be deemed to refer to the Cash Consideration as adjusted pursuant to this
   Section 9.1(k).

      (l) At any time prior to the Shareholders Meeting, by ANA in order to approve, accept or recommend an Acquisition Transaction which has been received and considered by ANA and the ANA Board and determined to be a Superior Proposal in compliance with Section 6.9 hereof, provided, however, that this Agreement may be terminated by ANA pursuant to this Section 9.1(l) only after the third Business Day following IBKC's receipt of written notice from ANA advising IBKC that ANA is prepared to approve, accept or recommend such an Acquisition Transaction, and only if, during such three-Business Day period, IBKC does not, in its sole discretion, make an offer to ANA that the ANA Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as such Superior Proposal.

   9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger Agreement pursuant to Section 9.1 of this Agreement, this Agreement and the Merger Agreement shall become void and have no effect and the Parties will be relieved of all obligations and liabilities under this Agreement and the Merger Agreement, except that (i) the provisions of the last sentence of Section 6.4 and Section X of this Agreement shall survive any such termination and abandonment, (ii) the Stock Option Agreement shall be governed by its own terms as to termination, (iii) a termination pursuant to Section 9.1(b) or 9.1(e) or 9.1(g) of this Agreement shall not relieve a breaching Party from liability for any breach giving rise to such termination and (iv) the Parties shall remain obligated under, and liable for any breach of, any of the provisions of this Agreement that survive its termination.

   9.3 Survival of Representations, Warranties and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for (i) this Section 9.3,
Section 2.3 and Section IV of this Agreement and (ii) the Merger Agreement, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive any Party (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of any Party, the aforesaid representations, warranties and covenants being material inducements to consummation by the Parties of the transactions contemplated hereby.

                                  SECTION X.

                                 MISCELLANEOUS

   10.1 Expenses.

   (a) Except as provided in Section 2.3(a) and Section 10.1(b) of this Agreement, each of the Parties shall bear and pay all costs and expenses, incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

   (b) Notwithstanding the foregoing, a Party (the "Expense Paying Party") shall pay all of the costs and expenses, up to a maximum of $250,000 incurred by the other Party (the "Reimbursed Party") (without duplication pursuant to this Agreement or any other agreement or instrument) in connection with this Agreement and the transactions contemplated hereunder, including fees and expenses of such Reimbursed Party's financial or other consultants, investment bankers, accountants and counsel, if:

      (i) (a) this Agreement is terminated pursuant to Section 9.1(b) by reason of a material breach by the Expense Paying Party, (b) the Reimbursed Party was the Party who terminated it, and (c) the Expense Paying Party is at the time of the termination not also entitled to terminate this Agreement pursuant to Section 9.1(b) by reason of a material breach of the Reimbursed Party; or

      (ii) a Purchase Event occurs with respect to the Stock Option Agreement if ANA is the Expense Paying Party and the Merger has not been, or thereafter is not, consummated for any reason other than a termination pursuant to Section 9.1(b) because of a material breach by the Reimbursed Party.

   Nothing contained in this Section 10.1(b) shall constitute or shall be deemed to constitute liquidated damages for the breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

   (c) Final settlement with respect to payment of fees and expenses by the Parties pursuant to Section 10.1 of this Agreement shall be made within 30 days of the termination of this Agreement and the Merger Agreement. If more than one Party is responsible as an Expense Paying Party, then the costs and expenses which the Expense Paying Parties are obligated to pay shall be equally shared between them, regardless of whether their relative degree of fault is or is not equal.

   10.2 Brokers and Finders. Except as Previously Disclosed, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by any Party, such Party agrees to indemnify and hold the other Party harmless of and from such claim.

   10.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including the exhibits hereto, the Merger Agreement, the Stock Option Agreement and the Confidentiality Agreement contain the entire agreement among the Parties with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understanding with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement except for (i) the rights of shareholders of ANA to receive the Merger Consideration following the Effective Time and (ii) the provisions of Section 4.4, which shall inure to the benefit of and be enforceable by the Persons referenced therein.

   10.4 Amendments. To the extent permitted by law, this Agreement or the Merger Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of such Parties; provided, however, that the provisions of this Agreement and the Merger Agreement relating to the manner or basis in which shares of ANA Common Stock will be exchanged for IBKC Common Stock shall not be amended after the Shareholders Meeting without the requisite approval of the holders of the issued and outstanding shares of ANA Common Stock entitled to vote thereon. The Parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement or the Merger Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or the Merger Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby or thereby.

   10.5 Waivers. Prior to or at the Effective Time, each Party, acting through its Board of Directors or chief executive officer or other authorized officer, shall, as to such Party's rights hereunder, have the right (i) to waive any default in the performance of any term of this Agreement by the other Party,
(ii) to waive or extend the time for the compliance or fulfillment by the other Party of any and all of its obligations under this Agreement, and (iii) to waive any or all of the conditions precedent to the obligations of such Party under this Agreement.

   10.6 No Assignment. Neither of the Parties may assign any of its rights or obligations under this Agreement or the Merger Agreement to any other Person without the express written consent of the other Party and any such purported assignment without such requisite consent shall be null and void.

   10.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission or by registered or certified mail, postage pre-paid, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

   If to IBKC:

      IBERIABANK Corporation
      2110 Pinhook Road
      Lafayette, LA 70508-3230
      Attention: Daryl G. Byrd

   With a copy to:

      Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
      201 St. Charles Avenue, 46th Floor
      New Orleans, LA 70170-4600
      Attention: Anthony J. Correro, III

   If to ANA:

      Acadiana Bancshares, Inc.
      200 W. Congress Street
      Lafayette, LA 70502
      Attention: Gerald Reaux

   With a copy to:

      Elias, Matz, Tiernan & Herrick, L.L.P.
      735 15/th/ Street, N.W., 12/th/ Floor
      Washington, D.C. 20005
      Attention: Raymond A. Tiernan

   10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the conflict of laws principles thereof.

   10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

   10.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

   In Witness Whereof, each of the Parties has caused this Agreement to be executed on its behalf and attested by officers thereunto duly authorized all as of the day and year first above written.


                                              IBERIABANK CORPORATION

                                              By:      /s/  DARYL G. BYRD
                                                  -----------------------------
                                                          Daryl G. Byrd


                                              ACADIANA BANCSHARES, INC.

                                              By:   /s/  GERALD G. REAUX, JR.
                                                  -----------------------------
                                                      Gerald G. Reaux, Jr.

   IBAC has joined as a party to this Agreement on this 22nd day of September, 2002.


                                              IBERIABANK ACQUISITION CORPORATION

                                              By:      /s/  DARYL G. BYRD
                                                  -----------------------------
                                                          Daryl G. Byrd

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   Section 83 of the Louisiana Business Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provisions of Section 83 are not exclusive, but no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.


   Article 8 of IBERIA's articles of incorporation provides for mandatory indemnification for current and former directors and officers to the full extent permitted by Louisiana law.



   IBERIA maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.


Item 21.  Exhibits and Financial Statement Schedules

  (a) Exhibits

   The following Exhibits are filed as part of this Registration Statement:


Exhibit No.                                             Description
-----------                                             -----------
     2.1    Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to the Registrant's
            Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002)

     2.2    Stock Option Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
            Report on Form 10-Q for the fiscal quarter ended September 30, 2002)

     3.1    Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's
            Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

     3.2    Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's
            Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001)

       5    Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.

       8    Opinion of Castaing Hussey & Lolan, LLC on certain tax matters

    23.1    Consent of Castaing, Hussey & Lolan, LLC.

    23.2    Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. (included in Exhibit 5)

    23.3    Consent of Triangle Capital Partners, LLC

    23.4    Consent of Independent Auditors

    23.5    Consent of Independent Auditors

      24    Powers of Attorney of directors of IBERIA (See Signature Page)

    99.1    Form of Proxy of Acadiana

    99.2    Acadiana's 2001 Annual Report to Stockholders

Exhibit No.                                          Description
-----------                                          -----------

   99.3     Acadiana's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002
            (incorporated by reference)

   99.4     Form of Proxy for the Employee Stock Ownership Plan of Acadiana

   99.5     Form of Letter to the Employee Stock Ownership Plan Participants

   99.6     Form of Proxy for the Recognition Plan of Acadiana

   99.7     Form of Letter to the Persons Granted Restricted Stock Under the Recognition Plan of Acadiana

   99.8     Form of Proxy for the 401(K) Plan of Acadiana

   99.9     Form of Letter to the 401(K) Plan Participants


Item 22.  Undertakings

   The undersigned Registrant hereby undertakes as follows:

      (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (6) That, for the purpose of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (8) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in response to Item 20 of this Registration Statement, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Iberia, State of Louisiana on the 2nd day of January, 2003.


IBERIABANK CORPORATION

By:    /s/  DARYL G. BYRD
    -------------------------
          Daryl G. Byrd
       President and Chief
        Executive Officer




   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



       Signature                    Title                          Date
       ---------                    -----                          ----

  /s/  DARYL G. BYRD    Chief Executive Officer and    January 2, 2003
-----------------------   Director
     Daryl G. Byrd

           *            Chief Financial Officer and    January 2, 2003
-----------------------   Principal Accounting Officer
   Marilyn W. Burch

           *            Chairman of the Board and      January 2, 2003
-----------------------   Director
William H. Fenstermaker

           *            Director                       January 2, 2003
-----------------------
    Elaine D. Abell

           *            Director                       January 2, 2003
-----------------------
 Harry V. Barton, Jr.

           *            Director                       January 2, 2003
-----------------------
 Ernest P. Breaux, Jr.

           *            Director                       January 2, 2003
-----------------------
  Cecil C. Broussard

           *            Director                       January 2, 2003
-----------------------
    John N. Casbon

         Signature                      Title                          Date
         ---------                      -----                          ----

             *              Director                       January 2, 2003
---------------------------
     Larrey G. Mouton

             *              Director                       January 2, 2003
---------------------------
    Jefferson G. Parker

             *              Director                       January 2, 2003
---------------------------
    E. Stewart Shea III

*By:     /s/  Daryl G. Byrd
---------------------------
     Attorney-in-Fact

   The following Exhibits are filed as part of this Registration Statement:


Exhibit No.                                             Description
-----------                                             -----------
    2.1     Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to the Registrant's
            Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002)

    2.2     Stock Option Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
            Report on Form 10-Q for the fiscal quarter ended September 30, 2002)

    3.1     Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's
            Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

    3.2     Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's
            Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001)

      5     Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. (previously filed)

      8     Opinion of Castaing Hussey & Lolan, LLC on certain tax matters

   23.1     Consent of Castaing, Hussey & Lolan, LLC.

   23.2     Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.(included in Exhibit 5)

   23.3     Consent of Triangle Capital Partners, LLC

   23.4     Consent of Independent Auditors

   23.5     Consent of Independent Auditors

     24     Powers of Attorney of directors of IBERIA (See Signature Page)

   99.1     Form of Proxy of Acadiana

   99.2     Acadiana's 2001 Annual Report to Stockholders (previously filed)

   99.3     Acadiana's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002
            (incorporated by reference)

   99.4     Form of Proxy for the Employee Stock Ownership Plan of Acadiana

   99.5     Form of Letter to the Employee Stock Ownership Plan Participants

   99.6     Form of Proxy for the Recognition Plan of Acadiana

   99.7     Form of Letter to the Persons Granted Restricted Stock Under the Recognition Plan of Acadiana

   99.8     Form of Proxy for the 401(K) Plan of Acadiana

   99.9     Form of Letter to the 401(K) Plan Participants



                                      E-1